Exhibit (99)(b)

WACHOVIA THIRD QUARTER 2006

QUARTERLY EARNINGS REPORT

OCTOBER 16, 2006

READERS ARE ENCOURAGED TO REFER TO WACHOVIA’S RESULTS FOR THE QUARTER ENDED JUNE 30, 2006, PRESENTED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), WHICH MAY BE FOUND IN WACHOVIA’S SECOND QUARTER 2006 REPORT ON FORM 10-Q.

ALL NARRATIVE COMPARISONS ARE WITH SECOND QUARTER 2006 UNLESS OTHERWISE NOTED.

THE INFORMATION CONTAINED HEREIN INCLUDES CERTAIN NON-GAAP FINANCIAL MEASURES. PLEASE REFER TO PAGES 37-41 FOR AN IMPORTANT EXPLANATION OF OUR USE OF NON-GAAP MEASURES AND RECONCILIATION OF THOSE NON-GAAP MEASURES TO GAAP.

Wachovia 3Q06 Quarterly Earnings Report

Third Quarter 2006 Financial Highlights

VERSUS 2Q06

•	Earnings of $1.9 billion, or $1.17 per share, remained flat; and grew 13% from 3Q05

—	Excluding $0.02 per share of net merger-related and restructuring expenses, record EPS of $1.19 up 1% and up 9% from 3Q05

Segment Earnings
	vs. 2Q06	vs. 3Q05
General Bank	+6%	+28%
Capital Management	+5%	+32%
Wealth Management	+16%	+15%
Corporate & Investment Bank	-23%	-9%

•	Revenues down 3%; up 5% from 3Q05

—	Net interest income decreased 3%; net interest margin narrowed 15 bps largely reflecting relatively flat deposits in conjunction with the mix shift to lower spread deposits, growth in lower spread loans and other earning assets, lower trading-related net interest income and the challenging yield curve environment

—	Fee and other income of $3.5 billion declined $118 million on lower principal investing and other market-sensitive revenues including $76 million decrease due to asymmetrical hedging losses on the commercial mortgage warehouse

•	Other noninterest expense decreased $224 million, or 5%, driven by lower incentives and sundry expense; up 2% from 3Q05

—	Includes $93 million relating to efficiency, de novo expansion and credit card initiatives

•	Average loans up 2% with strength in both commercial and consumer; up 23% from 3Q05

•	Average core deposits were relatively stable, down $411 million; up $10.5 billion, or 4%, from 3Q05

—	$2.0 billion increase in General Bank deposits offset by $1.7 billion decrease in Capital Management FDIC sweep deposits and other deposit decreases

—	Increase from 3Q05 driven by General Bank growth of $13.7 billion, or 7%, including $2.3 billion effect of Westcorp

•	Nonperforming assets increased 1 bp, to 26 bps of loans, driven by the purchase of a large, well-collateralized loan

•	Net charge-offs were $116 million, or 16 bps of average loans; up from 8 bps in 2Q06, reflecting higher auto loan losses from seasonally lower 2Q06 levels and lower commercial recoveries

—	Gross charge-offs were $25 million higher and gross recoveries declined $40 million

—	Provision of $108 million included recoveries of $4 million from loan sales

•	Repurchased 10.2 million shares during the quarter

•	Closed Golden West merger on October 1; reduced securities portfolio by $12.9 billion in advance of consummation

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Wachovia 3Q06 Quarterly Earnings Report

Earnings Reconciliation

Earnings Reconciliation	2006						2005				3Q06 EPS
	Third Quarter		Second Quarter		First Quarter		Fourth Quarter		Third Quarter		vs 2Q06	vs 3Q05
(After-tax in millions, except per share data)	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS
Net income (GAAP)	$1,877	1.17	1,885	1.17	1,728	1.09	1,707	1.09	1,665	1.06	—%	10
Net merger-related and restructuring expenses	25	0.02	15	0.01	46	0.03	37	0.02	51	0.03	—	(33)

Earnings excluding merger-related and restructuring expenses	1,902	1.19	1,900	1.18	1,774	1.12	1,744	1.11	1,716	1.09	1	9
Discontinued operations, net of income taxes	—	—	—	—	—	—	(214)	(0.14)	—	—

Earnings excluding merger-related and restructuring expenses, and discontinued operations	1,902	1.19	1,900	1.18	1,774	1.12	1,530	0.97	1,716	1.09	1	9
Deposit base and other intangible amortization	59	0.04	64	0.04	59	0.04	57	0.04	63	0.04	—	—

Earnings excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	$1,961	1.23	1,964	1.22	1,833	1.16	1,587	1.01	1,779	1.13	1%	9

KEY POINTS

•	Expect 4Q06 existing amortization of intangibles of $0.03 (excluding the impact of Golden West); calculated using 3Q06 average diluted shares outstanding of 1,600 million

Summary Results

Earnings Summary	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Net interest income (Tax-equivalent)	$3,578	3,675	3,539	3,575	3,440	(3)%	4
Fee and other income	3,465	3,583	3,517	2,989	3,258	(3)	6

Total revenue (Tax-equivalent)	7,043	7,258	7,056	6,564	6,698	(3)	5
Provision for credit losses	108	59	61	81	82	83	32
Other noninterest expense	3,915	4,139	4,079	4,032	3,820	(5)	2
Merger-related and restructuring expenses	38	24	68	58	83	58	(54)
Other intangible amortization	92	98	92	93	101	(6)	(9)

Total noninterest expense	4,045	4,261	4,239	4,183	4,004	(5)	1
Minority interest in income of consolidated subsidiaries	104	90	95	103	104	16	—

Income from continuing operations before income taxes (Tax-equivalent)	2,786	2,848	2,661	2,197	2,508	(2)	11
Income taxes (Tax-equivalent)	909	963	933	704	843	(6)	8

Income from continuing operations	1,877	1,885	1,728	1,493	1,665	—	13
Discontinued operations, net of income taxes	—	—	—	214	—	—	—

Net income	$1,877	1,885	1,728	1,707	1,665	—%	13

Diluted earnings per common share from continuing operations	$1.17	1.17	1.09	0.95	1.06	—%	10
Diluted earnings per common share available to common stockholders	$1.17	1.17	1.09	1.09	1.06	—	10

Dividend payout ratio on common shares	47.86%	43.59	46.79	46.79	48.11	—	—
Return on average common stockholders’ equity	14.85	15.41	14.62	14.60	13.95	—	—
Return on average assets	1.34	1.39	1.34	1.30	1.29	—	—
Overhead efficiency ratio (Tax-equivalent)	57.44%	58.71	60.07	63.72	59.78	—	—
Operating leverage (Tax-equivalent)	$1	180	436	(312)	92	—%	(99)

KEY POINTS

•	Net interest income decreased $97 million, or 3%, as growth in earning assets was more than offset by the effect of relatively flat deposits and the mix shift to lower spread deposits, lower trading-related net interest income, as well as the effect of the inverted yield curve; up 4% from 3Q05

(See Appendix, pages 17-22 for further detail)

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Wachovia 3Q06 Quarterly Earnings Report

Other Financial Measures

Performance Highlights

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(Dollars in millions, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Earnings excluding merger-related and restructuring expenses, and discontinued operations (a)(b)
Net income	$1,902	1,900	1,774	1,530	1,716	—%	11
Return on average assets	1.36%	1.40	1.38	1.17	1.33	—	—
Return on average common stockholders’ equity	15.02	15.52	15.01	13.05	14.36	—	—
Overhead efficiency ratio (Tax-equivalent)	56.90	58.39	59.10	62.84	58.55	—	—
Overhead efficiency ratio excluding brokerage (Tax-equivalent)	53.32%	54.89	55.23	59.58	54.49	—	—
Operating leverage (Tax-equivalent)	$16	135	446	(337)	84	(88)%	(81)

Earnings excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations (a)(b)
Net income	$1,961	1,964	1,833	1,587	1,779	—%	10
Dividend payout ratio on common shares	45.53%	41.80	43.97	50.50	45.13	—	—
Return on average tangible assets	1.47	1.52	1.49	1.27	1.45	—	—
Return on average tangible common stockholders’ equity	30.79	32.63	30.64	27.11	29.14	—	—
Overhead efficiency ratio (Tax-equivalent)	55.60	57.03	57.81	61.41	57.06	—	—
Overhead efficiency ratio excluding brokerage (Tax-equivalent)	51.76%	53.26	53.67	57.85	52.70	—	—
Operating leverage (Tax-equivalent)	$8	142	444	(343)	77	(94)%	(90)

Other financial data
Net interest margin	3.03%	3.18	3.21	3.25	3.18	—	—
Fee and other income as % of total revenue	49.20	49.37	49.84	45.55	48.63	—	—
Effective tax rate (c)	31.71	33.05	33.84	34.10	32.21	—	—
Effective tax rate (Tax-equivalent) (c) (d)	32.61%	33.84	35.06	35.39	33.63	—	—

Asset quality
Allowance for loan losses as % of loans, net	1.03%	1.07	1.08	1.05	1.13	—	—
Allowance for loan losses as % of nonperforming assets	396	421	389	378	303	—	—
Allowance for credit losses as % of loans, net	1.09	1.13	1.14	1.11	1.20	—	—
Net charge-offs as % of average loans, net	0.16	0.08	0.09	0.09	0.10	—	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.26%	0.25	0.28	0.28	0.37	—	—

Capital adequacy
Tier 1 capital ratio (e)	7.76%	7.81	7.87	7.50	7.42	—	—
Tangible capital ratio (including FAS 115/133)	4.91	4.52	4.80	4.93	4.64	—	—
Tangible capital ratio (excluding FAS 115/133)	5.09	4.96	5.08	5.06	4.69	—	—
Leverage ratio (e)	6.60%	6.57	6.86	6.12	5.96	—	—

Other
Average diluted common shares (In millions)	1,600	1,613	1,586	1,570	1,575	(1)%	2
Actual common shares (In millions)	1,581	1,589	1,608	1,557	1,553	(1)	2
Dividends paid per common share	$0.56	0.51	0.51	0.51	0.51	10	10
Book value per common share	32.37	30.75	30.95	30.55	30.10	5	8
Common stock price	55.80	54.08	56.05	52.86	47.59	3	17
Market capitalization	$88,231	85,960	90,156	82,291	73,930	3	19
Common stock price to book value	172%	176	181	173	158	(2)	9
FTE employees	97,060	97,316	97,134	93,980	92,907	—	4
Total financial centers/brokerage offices	3,870	3,847	3,889	3,850	3,840	1	1
ATMs	5,163	5,134	5,179	5,119	5,119	1%	1

(a)	See tables on page 2, and on pages 37 through 41 for reconciliation to earnings prepared in accordance with GAAP.
(b)	See page 2 for the most directly comparable GAAP financial measure and pages 37 through 41 for reconciliation to earnings prepared in accordance with GAAP.
(c)	4Q05 includes taxes on discontinued operations.
(d)	The tax-equivalent tax rate applies to fully tax-equivalized revenues.
(e)	The third quarter of 2006 is based on estimates.

Key Points

•	Cash dividend payout ratio increased to 45.53%

•	Cash overhead efficiency ratio declined 143 bps to 55.60%

•	Net interest margin declined 15 bps to 3.03% largely due to relatively flat deposits and continued shift in deposit mix toward CDs, growth in lower spread assets, lower trading-related net interest income and the effect of the yield curve

•	Effective tax rate decreased to 32.61% reflecting overall improvement in full-year view

•	Average diluted shares decreased 12.9 million reflecting the repurchase of 10.2 million shares during the quarter at an average cost of $54.52 per share and the ongoing effect of 2Q06 repurchases

(See Appendix, pages 17-22 for further detail)

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Wachovia 3Q06 Quarterly Earnings Report

Loan and Deposit Growth

Average Balance Sheet Data

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Assets
Trading assets	$31,160	29,252	27,240	34,461	33,720	7%	(8)
Securities	122,152	124,102	117,944	115,557	114,902	(2)	6
Commercial loans, net
General Bank	91,137	89,090	86,000	83,660	80,940	2	13
Corporate and Investment Bank	45,702	43,725	42,908	41,537	38,809	5	18
Other	13,727	13,526	13,561	13,164	12,888	1	7

Total commercial loans, net	150,566	146,341	142,469	138,361	132,637	3	14
Consumer loans, net	130,544	128,924	118,105	99,121	96,323	1	36

Total loans, net	281,110	275,265	260,574	237,482	228,960	2	23

Loans held for sale	12,130	9,320	8,274	17,646	16,567	30	(27)
Other earning assets (a)	25,587	25,293	28,495	34,058	37,197	1	(31)

Total earning assets	472,139	463,232	442,527	439,204	431,346	2	9
Cash	11,973	12,055	12,762	12,770	12,277	(1)	(2)
Other assets	71,052	68,325	66,920	68,408	67,944	4	5

Total assets	$555,164	543,612	522,209	520,382	511,567	2%	9

Liabilities and Stockholders’ Equity
Core interest-bearing deposits	$227,674	226,140	225,724	223,484	217,770	1%	5
Foreign and other time deposits	35,133	36,300	32,616	32,323	25,623	(3)	37

Total interest-bearing deposits	262,807	262,440	258,340	255,807	243,393	—	8
Short-term borrowings	71,030	69,069	70,014	79,363	84,601	3	(16)
Long-term debt	80,726	71,725	56,052	47,804	47,788	13	69

Total interest-bearing liabilities	414,563	403,234	384,406	382,974	375,782	3	10
Noninterest-bearing deposits	63,553	65,498	64,490	64,018	62,978	(3)	1
Other liabilities	26,905	25,817	25,387	26,983	25,479	4	6

Total liabilities	505,021	494,549	474,283	473,975	464,239	2	9
Stockholders’ equity	50,143	49,063	47,926	46,407	47,328	2	6

Total liabilities and stockholders’ equity	$555,164	543,612	522,209	520,382	511,567	2%	9

(a) Includes interest-bearing bank balances, federal funds sold and securities purchased under resale agreements.

Memoranda
Low-cost core deposits	$238,875	243,249	243,905	243,953	239,685	(2)%	—
Other core deposits	52,352	48,389	46,309	43,549	41,063	8	27

Total core deposits	$291,227	291,638	290,214	287,502	280,748	—%	4

KEY POINTS

•	Trading assets increased $1.9 billion, or 7%, driven by growth in securitization warehouses and syndications; average VAR increased slightly to $23 million from $17 million in 2Q06

•	Securities declined $2.0 billion, or 2%, from 2Q06 reflecting decision to only partially reinvest paydowns

—	Period-end sale of $12.9 billion in securities in advance of Golden West merger

—	Average duration of securities decreased to 3.5 years from 4.2 years

•	Commercial loans increased $4.2 billion, or 3%; up 14% from 3Q05; driven by strength in commercial real estate, middle-market and business banking, and large corporate portfolios

•	Consumer loans increased $1.6 billion, or 1%, on 6% growth in mortgage and 3% in auto loans; up 36% from 3Q05

—	Increase from 3Q05 reflects strength in real estate-secured loans including $12.5 billion 4Q05 transfer of loans from loans held for sale and $14.5 billion increase due to Westcorp

•	Total earning assets include $4.6 billion of consumer loans held for sale and $4.8 billion of margin loans

•	Long-term debt increased $9.0 billion, driven by the effect of 3Q06 issuances of $13.8 billion and the continuing effect of 2Q06 issuances of $7.2 billion; period-end up $11.8 billion

•	Core deposits were relatively flat as strength in retail CDs offset declines in savings and DDA; core deposits grew 4% from 3Q05

(See Appendix, pages 19-20 for further detail)

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Wachovia 3Q06 Quarterly Earnings Report

Fee and Other Income

Fee and Other Income

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Service charges	$638	622	574	555	555	3%	15
Other banking fees	427	449	428	400	385	(5)	11
Commissions	562	588	623	573	598	(4)	(6)
Fiduciary and asset management fees	823	808	761	790	749	2	10
Advisory, underwriting and other investment banking fees	292	318	302	325	294	(8)	(1)
Trading account profits (losses)	123	164	219	(31)	160	(25)	(23)
Principal investing	91	189	103	135	166	(52)	(45)
Securities gains (losses)	94	25	(48)	(74)	29	—	—
Other income	415	420	555	316	322	(1)	29

Total fee and other income	$3,465	3,583	3,517	2,989	3,258	(3)%	6

KEY POINTS

•	Fee and other income decreased 3% driven by lower market-related revenues and commercial mortgage securitization-related hedge losses; grew 6% vs. 3Q05

•	Record service charges of $638 million rose 3%; up 15% from 3Q05

—	Consumer up 3% from 2Q06; commercial up 2% reflecting some seasonality

•	Other banking fees decreased 5% as higher interchange revenues were more than offset by declines in mortgage banking income largely relating to lower mortgage servicing rights valuation (largely offset in other income); up 11% from 3Q05

•	Commissions decreased 4% as growth in insurance was more than offset by lower retail brokerage commissions on customer migration to retail brokerage managed accounts and lower transaction activity; down 6% from 3Q05

•	Fiduciary and asset management fees grew 2% reflecting acquisitions; up 10% vs. 3Q05

—	Results vs. 3Q05 reflect $64 million higher retail brokerage managed account fees and the effect of acquisitions somewhat offset by a $46 million reduction relating to 4Q05 sale of the Corporate and Institutional Trust businesses

•	Advisory, underwriting and other investment banking fees declined 8%; down 1% from 3Q05

—	Driven by declines in M&A, equities and high yield partially offset by growth in structured products and high grade

•	Trading account profits decreased $41 million

•	Principal investing net gains of $91 million decreased $98 million, as expected, from strong 2Q06 levels

•	Net securities gains of $94 million included $68 million in gains in the investment portfolio

•	Other income declined 1% to $415 million

—	Results include $93 million lower income from commercial mortgage securitization activity driven by $76 million of asymmetrical hedge losses

(See Appendix, pages 21-22 for further detail)

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Wachovia 3Q06 Quarterly Earnings Report

Noninterest Expense

Noninterest Expense

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Salaries and employee benefits	$2,531	2,652	2,697	2,470	2,476	(5)%	2
Occupancy	284	291	275	283	260	(2)	9
Equipment	291	299	280	277	276	(3)	5
Advertising	54	56	47	51	50	(4)	8
Communications and supplies	158	162	167	155	158	(2)	—
Professional and consulting fees	200	184	167	213	167	9	20
Sundry expense	397	495	446	583	433	(20)	(8)

Other noninterest expense	3,915	4,139	4,079	4,032	3,820	(5)	2
Merger-related and restructuring expenses	38	24	68	58	83	58	(54)
Other intangible amortization	92	98	92	93	101	(6)	(9)

Total noninterest expense	$4,045	4,261	4,239	4,183	4,004	(5)%	1

KEY POINTS

•	Other noninterest expense decreased 5% and rose 2% vs. 3Q05

—	Includes $38 million relating to efficiency initiative spending largely reflected in severance expense, $39 million associated with de novo and California expansion efforts as well as $16 million relating to credit card

•	Salaries and employee benefits decreased 5% reflecting lower incentive and benefits expense

•	Professional and consulting fees increased 9%, or $16 million; up 20% from 3Q05

•	Sundry expense decreased $98 million driven largely by favorable resolution of franchise tax matters, as well as lower general liability insurance costs, declines in travel, legal and project-related outsourcing costs

•	Lower corporate-level expense, including the effect of incentive and benefits expense and the favorable tax resolution, resulted in lower corporate allocations reflected in business segments

(See Appendix, page 22 for further detail)

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Wachovia 3Q06 Quarterly Earnings Report

General Bank

This segment includes Retail and Small Business, and Commercial.

General Bank

Performance Summary

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(Dollars in millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$2,823	2,786	2,538	2,469	2,379	1%	19
Fee and other income	902	857	872	746	760	5	19
Intersegment revenue	48	48	43	54	53	—	(9)

Total revenue (Tax-equivalent)	3,773	3,691	3,453	3,269	3,192	2	18
Provision for credit losses	123	95	62	75	77	29	60
Noninterest expense	1,689	1,752	1,666	1,661	1,575	(4)	7
Income taxes (Tax-equivalent)	715	673	630	563	565	6	27

Segment earnings	$1,246	1,171	1,095	970	975	6%	28

Performance and other data
Economic profit	$981	894	851	744	749	10%	31
Risk adjusted return on capital (RAROC)	56.88%	54.02	57.63	52.70	53.26	—	—
Economic capital, average	$8,476	8,340	7,401	7,072	7,038	2	20
Cash overhead efficiency ratio (Tax-equivalent)	44.75%	47.47	48.26	50.82	49.33	—	—
Lending commitments	$128,380	121,181	115,788	111,202	106,570	6	20
Average loans, net	197,138	192,552	178,235	168,841	163,752	2	20
Average core deposits	$216,795	214,750	211,153	208,112	203,104	1	7
FTE employees	45,687	45,406	45,349	42,022	41,399	1%	10

General Bank Key Metrics

	2006			2005		3Q06 vs 2Q06	3Q06 Vs 3Q05
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Customer overall satisfaction score (a)	6.62	6.61	6.62	6.63	6.61	—%	—
New/Lost ratio	1.30	1.31	1.27	1.19	1.25	(1)	4
Online active customers (In thousands) (b)	3,833	3,634	3,421	3,210	3,254	5	18
Financial centers	3,133	3,109	3,159	3,131	3,138	1%	—

(a)	Gallup survey measured on a 1-7 scale; 6.4 = “best in class”.
(b)	Retail and small business.

RECORD SEGMENT EARNINGS OF $1.2 BILLION, UP 6% AND UP 28% FROM 3Q05

•	Revenue of $3.8 billion up 2%, up 18% from 3Q05

—	Net interest income up 1% and up 19% from 3Q05 on loan and deposit growth and the effect of Westcorp

—	Fees increased 5% from 2Q06 on strong consumer service charge growth, gains on the sale of branches, and higher interchange income

•	Fees up 4% excluding the $13 million of gains on the sale of branches, despite a 7% decline in mortgage-related fees and other income

•	Expenses decreased 4%, up 7% from 3Q05 driven largely by the addition of Westcorp

—	Benefit of 3Q06 lower corporate allocations somewhat offset by $39 million due to de novo and California expansion efforts, and $16 million of costs relating to credit card

•	Average loans up 2% driven by growth in both consumer and commercial

—	Commercial loans up 2% on growth in real estate, middle-market and business banking

—	Consumer loans up 2% driven by growth in branch-produced mortgages and auto loans

•	Average core deposits up $2.0 billion, or 1%, on growth in retail CDs and money market

—	Expect industry to demonstrate more deposit pricing discipline going forward

—	Non-CD deposit sales up 3% from 2Q06 and 11% from 3Q05; average consumer deposit balances per account down 4% and 8% from 3Q05

•	Opened 25 de novo branches and consolidated 1 branch during the quarter

(See Appendix, pages 23-25 for further discussion of business unit results)

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Wachovia 3Q06 Quarterly Earnings Report

Capital Management

This segment includes Asset Management and Retail Brokerage Services.

Capital Management

Performance Summary

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(Dollars in millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$247	259	250	234	211	(5)%	17
Fee and other income	1,230	1,222	1,227	1,165	1,146	1	7
Intersegment revenue	(8)	(9)	(8)	(7)	(9)	11	11

Total revenue (Tax-equivalent)	1,469	1,472	1,469	1,392	1,348	—	9
Provision for credit losses	—	—	—	—	—	—	—
Noninterest expense	1,095	1,116	1,132	1,107	1,067	(2)	3
Income taxes (Tax-equivalent)	137	130	123	105	102	5	34

Segment earnings	$237	226	214	180	179	5%	32

Performance and other data
Economic profit	$194	184	171	138	137	5%	42
Risk adjusted return on capital (RAROC)	61.27%	58.43	54.60	46.72	47.88	—	—
Economic capital, average	$1,534	1,556	1,587	1,530	1,476	(1)	4
Cash overhead efficiency ratio (Tax-equivalent)	74.59%	75.75	77.09	79.55	79.13	—	—
Lending commitments	$263	250	237	208	184	5	43
Average loans, net	795	616	462	389	372	29	—
Average core deposits	$30,114	31,827	33,583	33,348	33,807	(5)	(11)
FTE employees	17,303	17,212	17,107	17,295	17,310	1%	—

Capital Management Key Metrics

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(Dollars in millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Equity assets	$93,674	90,613	87,293	82,333	81,889	3%	14
Fixed income assets	106,708	101,428	105,982	104,345	107,491	5	(1)
Money market assets	49,693	45,229	45,030	42,953	43,734	10	14

Total assets under management (a)	250,075	237,270	238,305	229,631	233,114	5	7

Gross fluctuating mutual fund sales	$2,044	2,861	3,709	2,929	3,107	(29)	(34)

Full-service financial advisors series 7	7,972	7,973	7,926	8,028	7,941	—	—
Financial center advisors series 6	2,477	2,541	2,454	2,458	2,493	(3)	(1)
Broker client assets (b)	$729,900	704,300	689,100	683,600	683,100	4	7
Customer receivables including margin loans	$4,873	5,262	5,577	5,846	5,634	(7)	(14)
Traditional brokerage offices	737	738	730	719	702	—	5
Banking centers with brokerage services	1,929	1,968	1,984	2,007	2,071	(2)%	(7)

(a)	Includes $70 billion in assets managed for Wealth Management, which are also reported in that segment. Assets under management exclude $14 billion from the divested Corporate and Institutional Trust businesses, which are now in the Parent, but still managed by Capital Management.
(b)	Beginning in 2Q06, certain mutual funds assets were added to the overall client asset total. Prior periods have not been restated.

RECORD SEGMENT EARNINGS OF $237 MILLION, UP 5% AND 32% FROM 3Q05

•	Revenue of $1.5 billion was flat; up 9% from 3Q05

—	Net interest income was down 5% driven by lower average core deposits

—	Fee income was up 1% as the full quarter effect of acquisitions and higher investment valuations were somewhat offset by lower retail brokerage transaction activity

•	Expenses decreased 2% as lower corporate allocations, lower commissions and lower litigation expense were partially offset by a full quarter effect of acquisitions and higher deferred compensation expense

•	AUM were up 5% driven by net asset inflows including seasonal inflows from one institutional account and higher market valuations

(See Appendix, pages 26-27 for further discussion of business unit results)

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Wachovia 3Q06 Quarterly Earnings Report

Wealth Management

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning, and Insurance Brokerage (property and casualty, and high net worth life).

Wealth Management

Performance Summary

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(Dollars in millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$149	151	151	153	146	(1)%	2
Fee and other income	199	197	191	193	196	1	2
Intersegment revenue	1	1	1	2	1	—	—

Total revenue (Tax-equivalent)	349	349	343	348	343	—	2
Provision for credit losses	—	2	—	1	6	—	—
Noninterest expense	237	252	251	257	241	(6)	(2)
Income taxes (Tax-equivalent)	41	34	34	33	34	21	21

Segment earnings	$71	61	58	57	62	16%	15

Performance and other data
Economic profit	$53	43	41	40	47	23%	13
Risk adjusted return on capital (RAROC)	50.45%	44.08	42.96	42.14	48.28	—	—
Economic capital, average	$532	528	518	510	506	1	5
Cash overhead efficiency ratio (Tax-equivalent)	67.81%	72.20	73.18	73.79	70.13	—	—
Lending commitments	$6,481	6,285	6,229	5,840	5,574	3	16
Average loans, net	16,438	15,986	15,571	14,887	14,202	3	16
Average core deposits	$13,790	14,355	14,832	14,365	13,475	(4)	2
FTE employees	4,492	4,732	4,771	4,808	4,816	(5)%	(7)

Wealth Management Key Metrics	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(Dollars in millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Investment assets under administration	$138,915	135,817	134,293	130,418	123,820	2%	12
Assets under management(a)	$69,711	68,341	68,349	65,572	65,642	2	6
Wealth Management advisors	970	996	973	978	971	(3)%	—

(a)	These assets are managed by and reported in Capital Management.

RECORD SEGMENT EARNINGS OF $71 MILLION, UP 16% LINKED QUARTER AND 15% FROM 3Q05

•	Revenue of $349 million was flat; up 2% from 3Q05

—	Net interest income down 1%, primarily reflecting a 4% decline in average core deposits

—	Fee and other income increased 1% as trust and investment management fees related to the new investment management platform and higher asset valuations, offset lower commissions

•	Expenses were down 6% and 2% from 3Q05 as lower salaries and corporate allocations offset incremental incentive expense related to the new investment platform

•	AUM grew 2% on higher market valuations

(See Appendix, page 28 for further discussion of business unit results)

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Wachovia 3Q06 Quarterly Earnings Report

Corporate and Investment Bank

This segment includes Corporate Lending, Investment Banking, and Treasury and International Trade Finance.

Corporate and Investment Bank

Performance Summary

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(Dollars in millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$482	507	503	588	532	(5)%	(9)
Fee and other income	989	1,215	1,242	901	1,027	(19)	(4)
Intersegment revenue	(43)	(42)	(37)	(51)	(45)	2	(4)

Total revenue (Tax-equivalent)	1,428	1,680	1,708	1,438	1,514	(15)	(6)
Provision for credit losses	(5)	(33)	1	(13)	(3)	(85)	67
Noninterest expense	791	878	887	784	808	(10)	(2)
Income taxes (Tax-equivalent)	238	309	302	249	263	(23)	(10)

Segment earnings	$404	526	518	418	446	(23)%	(9)

Performance and other data
Economic profit	$189	303	333	228	264	(38)%	(28)
Risk adjusted return on capital (RAROC)	22.37%	30.15	33.92	27.10	29.64	—	—
Economic capital, average	$6,605	6,352	5,883	5,628	5,606	4	18
Cash overhead efficiency ratio (Tax-equivalent)	55.37%	52.30	51.92	54.54	53.35	—	—
Lending commitments	$102,698	106,105	103,812	103,079	92,966	(3)	10
Average loans, net	45,705	43,728	42,911	41,541	38,813	5	18
Average core deposits	$26,048	26,174	25,357	25,903	24,790	—	5
FTE employees	5,692	5,879	5,659	5,789	4,792	(3)%	19

Corporate and Investment Bank Sub-segment Revenue	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Investment Banking	$862	1,090	1,098	865	937	(21)%	(8)
Corporate Lending	305	326	359	327	332	(6)	(8)
Treasury and International Trade Finance	261	264	251	246	245	(1)	7

Total revenue (Tax-equivalent)	$1,428	1,680	1,708	1,438	1,514	(15)%	(6)

Memoranda
Total net trading revenue (Tax-equivalent)	$226	282	363	124	309	(20)%	(27)

SEGMENT EARNINGS OF $404 MILLION, DOWN 23% FROM RECORD 2Q06 RESULTS AND DOWN 9% FROM 3Q05

Strong pipeline outlook

•	Revenue of $1.4 billion decreased 15% and 6% from 3Q05

—	Net interest income down 5% as solid loan growth was offset by narrower spreads and lower trading-related results

—	Fee and other income decreased 19% on lower principal investing gains, declines in structured products including asymmetrical hedge losses, lower advisory businesses and equities results as well as lower trading profits from record 2Q06 levels

•	Expenses decreased 10% and 2% from 3Q05

—	Decline from 2Q06 driven by lower incentive expense as well as lower corporate allocations

•	Average loans increased 5% driven by growth in corporate lending and international trade finance; up 18% from 3Q05

•	Average core deposits were flat; up 5% from 3Q05

(See Appendix, pages 29-31 for further discussion of business unit results)

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Wachovia 3Q06 Quarterly Earnings Report

Asset Quality

Asset Quality

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Nonperforming assets
Nonaccrual loans	$578	619	672	620	784	(7)%	(26)
Foreclosed properties	181	99	108	100	112	83	62

Total nonperforming assets	$759	718	780	720	896	6%	(15)

as % of loans, net and foreclosed properties	0.26%	0.25	0.28	0.28	0.37	3	(30)

Nonperforming assets in loans held for sale	$23	23	24	32	59	—%	(61)

Total nonperforming assets in loans and in loans held for sale	$782	741	804	752	955	6%	(18)

as % of loans, net, foreclosed properties and loans held for sale	0.26%	0.25	0.28	0.28	0.37	—	—

Allowance for credit losses (a)
Allowance for loan losses, beginning of period	$3,021	3,036	2,724	2,719	2,718	—%	11
Balance of acquired entities at purchase date	—	—	300	—	—	—	—
Net charge-offs	(116)	(51)	(59)	(51)	(59)	—	97
Allowance relating to loans acquired, transferred to loans held for sale or sold	(15)	(18)	12	(21)	(26)	(17)	(42)
Provision for credit losses related to loans transferred to loans held for sale or sold (b)	(4)	5	—	5	12	—	—
Provision for credit losses	118	49	59	72	74	—	59

Allowance for loan losses, end of period	3,004	3,021	3,036	2,724	2,719	(1)	10

Reserve for unfunded lending commitments, beginning of period	165	160	158	154	158	3	4
Provision for credit losses	(6)	5	2	4	(4)	—	50

Reserve for unfunded lending commitments, end of period	159	165	160	158	154	(4)	3

Allowance for credit losses	$3,163	3,186	3,196	2,882	2,873	(1)%	10

Allowance for loan losses
as % of loans, net	1.03%	1.07	1.08	1.05	1.13	—	—
as % of nonaccrual and restructured loans (c)	520	488	452	439	347	—	—
as % of nonperforming assets (c)	396	421	389	378	303	—	—
Allowance for credit losses
as % of loans, net	1.09%	1.13	1.14	1.11	1.20	—	—

Net charge-offs	$116	51	59	51	59	—%	97
Commercial, as % of average commercial loans	0.03%	(0.06)	0.05	0.03	0.05	—	—
Consumer, as % of average consumer loans	0.32%	0.23	0.14	0.16	0.18	—	—
Total, as % of average loans, net	0.16%	0.08	0.09	0.09	0.10	—	—

Past due loans, 90 days and over, and nonaccrual loans (c)
Commercial, as a % of loans, net	0.28%	0.28	0.32	0.30	0.43	—	—
Consumer, as a % of loans, net	0.61%	0.64	0.62	0.72	0.71	—	—

(a)	The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.
(b)	The provision related to loans transferred or sold includes recovery of lower of cost or market losses.
(c)	These ratios do not include nonperforming assets included in loans held for sale.

KEY POINTS

•	Total NPAs of $782 million increased $41 million; up 1 bp to 26 bps

—	Foreclosed properties increase driven by the purchase of a large, well-collateralized commercial loan

—	Nonaccrual loans declined 7%

•	Provision expense of $108 million included $4 million in recoveries from loan sales; net charge-offs up $65 million to $116 million, or 16 bps of average loans

—	Reflects lower commercial loan recoveries and higher gross charge-offs driven by increases in the consumer auto loan portfolio from seasonally lower 2Q06 levels

•	Allowance for credit losses of $3.2 billion, or 1.09% of net loans, declined $23 million

—	Allowance 520% as a percentage of nonaccruals and restructured loans

(See Appendix, pages 33-35 for further detail)

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Wachovia 3Q06 Quarterly Earnings Report

Wachovia Standalone 4Q06 Outlook

DOES NOT REFLECT THE IMPACT OF THE GOLDEN WEST MERGER WHICH CLOSED ON OCTOBER 1

(VERSUS 3Q06)

	3Q06 RESULTS	4Q06 OUTLOOK

NET INTEREST INCOME (TE)	$3.6 BILLION	EXPECTED TO BE FLAT

FEE INCOME	$3.5 BILLION	ANTICIPATE HIGH-SINGLE-DIGIT % GROWTH

NONINTEREST EXPENSE(1)	$3.9 BILLION	EXPECT MID-SINGLE-DIGIT % GROWTH

MINORITY INTEREST EXPENSE(1)	$104 MILLION	FLAT

LOANS	$281.1 BILLION	EXPECT ANNUALIZED MID-SINGLE-DIGIT % GROWTH

CONSUMER	$130.5 BILLION	ANNUALIZED LOW-DOUBLE-DIGITS % GROWTH

COMMERCIAL	$150.6 BILLION	ANNUALIZED LOW-SINGLE-DIGIT % GROWTH

NET CHARGE-OFFS	16 BPS	16 – 20 BPS

PROVISION EXPECTED TO BE WITHIN THIS RANGE

EFFECTIVE YTD TAX RATE (TE)	33.87%	CONSISTENT WITH YTD 3Q06 LEVELS

LEVERAGE RATIO		TARGET > 6.00%

TANGIBLE CAPITAL RATIO (EXCLUDING FAS 115/133)		TARGET > 4.70%

DIVIDEND PAYOUT RATIO		40%–50% OF EARNINGS (BEFORE MERGER-RELATED AND RESTRUCTURING EXPENSES, AND OTHER INTANGIBLE AMORTIZATION)

EXCESS CAPITAL		OPPORTUNISTICALLY REPURCHASE SHARES; AUTHORIZATION FOR 49 MILLION SHARES REMAINING

FINANCIALLY ATTRACTIVE, SHAREHOLDER FRIENDLY ACQUISITIONS

AFTER INCLUDING THE ESTIMATED IMPACT OF APPROXIMATELY $0.04 PER SHARE DILUTION

RELATING TO GOLDEN WEST MERGER,

EXPECT 4Q06 EPS (1) FOR THE COMBINED COMPANY TO BE

GENERALLY CONSISTENT WITH WACHOVIA’S 3Q06 EPS (1)

(1)	Before merger-related and restructuring expenses.

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Wachovia 3Q06 Quarterly Earnings Report

Wachovia Standalone 2006 Full-Year Outlook

FOR REFERENCE PURPOSES ONLY. PLEASE REFER TO WACHOVIA STANDALONE 4Q06 OUTLOOK ON PAGE 12

DOES NOT REFLECT THE IMPACT OF THE GOLDEN WEST MERGER WHICH CLOSED ON OCTOBER 1

ECONOMIC ASSUMPTIONS FOR FULL-YEAR 2006

	JAN 19 ESTIMATE		CURRENT
REAL GDP GROWTH	3.40%		3.40%
INFLATION (CPI)	2.90%		3.50%
FED FUNDS (AT DEC 2006)	4.75%	}–35 BPS	5.25%	}–55 BPS
10 YEAR TREASURY BOND (AT DEC 2006)	4.40%		4.70%
S&P 500 (AT DEC 2006)	7.00%		10.00%

ITALICS DENOTES UPDATE

(VERSUS FULL-YEAR ADJUSTED 2005 UNLESS OTHERWISE NOTED)

	ADJUSTED 2005#	2006 OUTLOOK

NET INTEREST INCOME (TE)	$14.6 BILLION	EXPECTED TO BE FLAT

FEE INCOME	$12.3 BILLION	ANTICIPATE MID-TEENS % GROWTH

NONINTEREST EXPENSE(1)	$15.8 BILLION	EXPECT MID-SINGLE DIGIT % GROWTH

—     REFLECTS ESTIMATED $400-$450 MILLION OF CUMULATIVE SAVINGS DURING THE YEAR RELATING TO OUR EFFICIENCY INITIATIVE AS WELL AS THE EFFECT OF THE FULL-YEAR SAVINGS ASSOCIATED WITH SOUTHTRUST AND RETAIL BROKERAGE INTEGRATION

MINORITY INTEREST EXPENSE(1)	$367 MILLION	EXPECT HIGH-SINGLE-DIGIT % GROWTH

LOANS	$240.6 BILLION	EXPECT MID-TEENS % GROWTH

CONSUMER	$107.9 BILLION	HIGH-TEENS % GROWTH

COMMERCIAL	$132.7 BILLION	LOW-DOUBLE-DIGITS % GROWTH

NET CHARGE-OFFS	15 BPS	10-20 BPS OF AVERAGE NET LOANS RANGE

PROVISION EXPECTED TO BE IN THIS RANGE

EFFECTIVE TAX RATE (TE)		APPROXIMATELY 34%

LEVERAGE RATIO		TARGET > 6.00%

TANGIBLE CAPITAL RATIO (EXCLUDING FAS 115/133)		TARGET > 4.70%

DIVIDEND PAYOUT RATIO		40%–50% OF EARNINGS (BEFORE MERGER-RELATED AND RESTRUCTURING EXPENSES, AND OTHER INTANGIBLE AMORTIZATION)

EXCESS CAPITAL		OPPORTUNISTICALLY REPURCHASE SHARES; AUTHORIZATION FOR 49 MILLION SHARES REMAINING

FINANCIALLY ATTRACTIVE, SHAREHOLDER FRIENDLY ACQUISITIONS

#	Wachovia’s results as footnoted below plus Westcorp’s nine month results through September 30, 2005, as reported in Westcorp’s fourth quarter report filed on Form 10-Q dated 11/08/2005.

(1)	Before merger-related and restructuring expenses. Outlook includes SFAS 123R costs previously excluded.

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Wachovia 3Q06 Quarterly Earnings Report

Golden West 3Q06 Summary Results

Golden West Earnings Summary

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Consolidated Summaries Of Income
Interest income	$2,312	2,165	2,019	1,888	1,725	7%	34
Interest expense	1,428	1,276	1,136	1,029	884	12	62

Net interest income	884	889	883	859	841	(1)	5
Securities gains	371	3	2	4	3	—	—
Other fee and other income	39	41	34	38	33	(5)	18

Total revenue	1,294	933	919	901	877	39	48
Provision for credit losses	2	3	4	3	3	(33)	(33)
Other noninterest expense	665	287	271	262	237	—	—
Merger-related expense	23	—	—	—	—	—	—

Total noninterest expense	688	287	271	262	237	—	—

Income before income taxes	604	643	644	636	637	(6)	(5)
Income taxes	119	253	253	241	255	(53)	(53)

Net income	$485	390	391	395	382	24%	27

Per Common Share Data
Basic earnings	$1.57	1.26	1.27	1.29	1.24	25%	27
Diluted earnings	$1.55	1.25	1.25	1.27	1.22	24	27

Average Common Shares
Basic	309	309	308	307	308	—	—
Diluted	313	312	312	311	312	—	—

Other Data
Average loans, net and mortgage-backed securities	$124,236	123,009	120,928	117,975	114,662	1	8
Average deposits	$64,353	61,633	60,830	59,485	58,912	4	9
Effective tax rate	19.63%	39.33	39.30	37.87	40.00	—%	—

KEY POINTS

•	Net interest income remained relatively stable

—	September period-end net interest rate spread improved to 2.52%, up 10 bps over the August period-end rate of 2.42%

—	September period-end deferred interest totaled $1.2 billion, or less than 1% of loans; up from $915 million at the end of June

•	Increases in securities gains of $368 million and other noninterest expense of $378 million reflect the effect of a large charitable contribution during the quarter

•	Merger-related expense of $23 million reflects professional and consulting fees but does not include other merger-related expense such as travel, meetings, and training expense

•	Excluding charitable contribution expense and merger-related expense, total noninterest expense rose 2% largely driven by growth in the Home Loan Experts platform

•	Average loans increased $1.2 billion, up 1 % from 2Q06

—	Loan originations remained stable at $11.7 billion vs. 2Q06

—	Prepayment speeds remained relatively consistent with 2Q06 levels

—	Nonperforming assets of 44 bps, increased 7 bps from 2Q06 quarter-end, but remain at modest levels

•	Average deposits grew $2.7 billion, up 4% from 2Q06

—	September period-end Cost of Savings rate rose 15 bps to 4.49% vs. August

•	Effective tax rate of 19.63% also reflects $130 million reduction relating to the effect of the charitable contribution

(See pages 15 - 16 for further detail)

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Wachovia 3Q06 Quarterly Earnings Report

GOLDEN WEST SEPTEMBER 2006 MONTHLY FINANCIAL HIGHLIGHTS

Golden West Financial Highlights

	2006
(Dollars in millions)	SEP	AUG	JUL	JUN	MAY	APR	MAR
Total Assets	$130,232	131,010	129,326	128,806	128,930	128,120	127,556
Cash and Investments	2,240	3,296	2,129	2,158	2,442	2,148	2,181
Loans and MBS	124,808	124,563	124,054	123,518	123,381	122,835	122,300
Adjustable Rate Mortgages and MBS	121,754	121,477	120,977	120,488	120,304	119,844	119,240
Deferred Interest included in Loans and MBS	1,209	1,107	1,013	915	832	738	666
`
Loans Originated - Month	$3,617	4,363	3,702	3,907	3,968	3,816	4,472
Percentage ARMs - Month	99%	99	99	99	99	99	99
Percentage Refinances - Month	87%	86	85	84	83	85	85
Loans Originated - YTD	$34,939	31,322	26,959	23,257	19,350	15,382	11,566
Percentage ARMs - YTD	99%	99	99	99	99	99	99
Percentage Refinances - YTD	85%	84	84	84	84	85	84
Total Deposits	$66,640	65,425	63,114	62,234	61,650	61,063	61,583
Total Deposit Net Activity - Month	1,215	2,311	880	584	587	(520)	527
Total Deposit Net Activity - YTD	6,482	5,267	2,956	2,076	1,492	905	1,425
Federal Home Loan Bank Borrowings	36,426	37,234	38,442	38,447	37,601	38,504	38,509
Other Borrowings:
Reverse Repurchases	4,450	5,200	4,850	5,600	5,850	6,200	5,900
Bank Notes	1,273	2,116	2,179	2,183	3,221	3,620	2,977
Senior Debt	10,393	9,388	9,577	9,564	9,567	8,075	8,075

Total Borrowings	$52,542	53,938	55,048	55,794	56,239	56,399	55,461

Yield on Loan Portfolio	7.46%	7.30	7.17	7.04	6.93	6.82	6.71
Yield on Interest-Earning Investments	5.43	5.35	5.37	5.30	5.11	4.90	4.91
Combined Yield on Interest-Earning Assets	7.43	7.26	7.15	7.02	6.91	6.80	6.69

Cost of Savings	4.49	4.34	4.11	3.94	3.79	3.66	3.56
Cost of Federal Home Loan Bank Borrowings	5.43	5.43	5.37	5.23	5.06	4.89	4.75
Cost of Other Borrowings	5.48	5.46	5.44	5.30	5.10	5.00	4.87
Combined Cost of Funds	4.91	4.84	4.71	4.56	4.40	4.27	4.14

Net Interest Rate Spread (Primary Spread)	2.52%	2.42	2.44	2.46	2.51	2.53	2.55

Loans Sold	$96	121	98	118	118	94	77
Loan and MBS Repayments and Payoffs - Month	$3,349	3,913	3,285	3,767	3,553	3,224	3,683
As a % of Prior Month Loan Balances (Annualized)	32.51%	38.13	32.15	36.91	34.96	31.87	36.63
Nonperforming Assets and Troubled Debt
Restructured as a % of Total Assets	0.44	0.41	0.40	0.37	0.35	0.35	0.34
ARM Index Values:
COSI	4.340	4.110	3.940	3.790	3.660	3.560	3.460
CODI	4.774	4.640	4.483	4.318	4.158	3.996	3.837
COFI	4.177%	4.090	3.884	3.759	3.624	3.604	3.347

Continued on Next Page

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Wachovia 3Q06 Quarterly Earnings Report

GOLDEN WEST SEPTEMBER 2006 MONTHLY FINANCIAL HIGHLIGHTS (CONTINUED)

Golden West Financial Highlights

	2006		2005
(Dollars in millions)	FEB	JAN	DEC	NOV	OCT	SEP
Total Assets	$126,475	125,332	124,615	124,456	123,422	121,281
Cash and Investments	1,904	1,803	2,222	3,052	2,913	1,904
Loans and MBS	121,526	120,521	119,366	118,435	117,587	116,513
Adjustable Rate Mortgages and MBS	118,407	117,519	116,370	115,258	114,306	113,375
Deferred Interest included in Loans and MBS	589	522	449	389	332	279
Loans Originated - Month	$3,520	3,574	4,587	4,255	4,277	4,605
Percentage ARMs - Month	99%	99	99	99	99	99
Percentage Refinances - Month	86%	83	81	81	80	77
Loans Originated - YTD	$7,094	3,574	51,516	46,929	42,674	38,397
Percentage ARMs - YTD	99%	99	99	99	99	99
Percentage Refinances - YTD	84%	83	77	77	77	76
Total Deposits	$61,056	60,523	60,158	60,268	59,083	58,429
Total Deposit Net Activity - Month	533	365	(110)	1,185	654	(153)
Total Deposit Net Activity - YTD	898	365	7,193	7,303	6,118	5,464
Federal Home Loan Bank Borrowings	37,957	37,958	38,961	38,615	38,893	38,897
Other Borrowings:
Reverse Repurchases	5,500	5,750	5,000	5,000	5,150	5,150
Bank Notes	3,153	2,653	2,394	2,024	2,163	2,489
Senior Debt	8,186	8,192	8,194	8,191	8,189	6,705

Total Borrowings	$54,796	54,553	54,549	53,830	54,395	53,241

Yield on Loan Portfolio	6.60%	6.49	6.37	6.27	6.16	6.04
Yield on Interest-Earning Investments	4.60	4.51	4.11	4.08	4.07	3.93
Combined Yield on Interest-Earning Assets	6.58	6.47	6.35	6.22	6.12	6.01

Cost of Savings	3.46	3.36	3.24	3.14	3.06	2.97
Cost of Federal Home Loan Bank Borrowings	4.62	4.45	4.33	4.13	3.94	3.79
Cost of Other Borrowings	4.65	4.58	4.47	4.18	4.07	3.93
Combined Cost of Funds	4.01	3.89	3.78	3.62	3.50	3.38

Net Interest Rate Spread (Primary Spread)	2.57%	2.58	2.57	2.60	2.62	2.63

Loans Sold	$67	52	98	160	119	84
Loan and MBS Repayments and Payoffs—Month	$2,681	2,526	3,371	3,190	3,183	3,229
As a % of Prior Month Loan Balances (Annualized)	26.88%	25.58	34.40	32.78	33.01	33.79
Nonperforming Assets and Troubled Debt
Restructured as a % of Total Assets	0.35	0.33	0.31	0.31	0.29	0.28
ARM Index Values:
COSI	3.360	3.240	3.140	3.060	2.970	2.890
CODI	3.674	3.512	3.345	3.174	3.000	2.833
COFI	3.296%	3.190	3.074	2.972	2.870	2.757

Page-16

APPENDIX

Wachovia 3Q06 Quarterly Earnings Report

SUMMARY OPERATING RESULTS

Business segment results are presented excluding (i) merger-related and restructuring expenses, (ii) deposit base intangible and other intangible amortization expense, (iii) amounts presented as discontinued operations and (iv) the cumulative effect of a change in accounting principle. This is the basis on which we manage and allocate capital to our business segments. We continuously assess assumptions, methodologies and reporting classifications to better reflect the true economics of our business segments.

We continuously update segment information for changes that occur in the management of our businesses. In 3Q06, we moved deposit balances relating to certain brokerage sweep accounts originated in the General Bank to Capital Management, which resulted in these certain brokerage sweep accounts being included in Capital Management’s results consistent with how they are managed. In 1Q06, we transferred certain financial advisors to Wealth Management from Capital Management relating to the introduction of the new investment management platform in Wealth Management. We have updated information for 2005 to reflect these changes. The impact to segment earnings for full year 2005 as a result of these and other changes was a $99 million decrease in the General Bank, a $121 million increase in Capital Management, a $12 million decrease in Wealth Management, a $3 million increase in the Corporate and Investment Bank and a $13 million decrease in the Parent.

In 1Q06, changes in fair value of certain derivatives held for other-than-trading purposes, which are economic hedges not designated or accounted for as accounting hedges, are presented in other income. Previously, for these derivatives, the changes in fair value were included in trading accounts profits. Prior period amounts have been reclassified to be consistent with the current period presentation. The impact for full year 2005 was an increase in trading accounts profit (losses) of $41 million and a corresponding decrease in other income. Additionally, in 2Q06, we reclassified certain asset-based fees received from third party mutual funds to fiduciary and asset management fees from commissions and updated amounts for prior periods. The impact to 1Q06 and full year 2005 was a reduction in commissions of $16 million and $68 million, respectively, and a corresponding increase, respectively, to fiduciary and asset management fees.

In a rising rate environment, Wachovia benefits from a widening spread between deposit costs and wholesale funding costs. However, our funds transfer pricing (“FTP”) system, described below, credits this benefit to deposit-providing business units on a lagged basis. The effect of the FTP system results in rising charges to business units for funding to support predominantly floating rate assets. This benefit of higher rates earned on floating-rate assets and lagging rates on longer duration deposits is captured in the central money book in the Parent segment.

In order to remove interest rate risk from each core business segment, the management reporting model employs a FTP system. The FTP system matches the duration of the funding used by each segment to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument can be repriced, allocates interest income and/or interest expense to each segment so its resulting net interest income is insulated from interest rate risk.

We re-entered the credit card market as a direct issuer beginning in January 2006. This coincided with Wachovia terminating our existing joint marketing agreement with MBNA Corporation as a result of the Bank of America/MBNA merger, which closed on January 1, 2006. Upon consummation of that merger, MBNA paid us a $100 million termination fee, which is recorded in other income in 1Q06. Year-to-date, we have recorded $42 million of noninterest expense associated with the credit card business and the provision for credit losses includes $9 million related to credit card outstandings.

On March 1, 2006, we completed the acquisition of Westcorp and WFS Financial Inc, a California-based auto loan originator business and commercial bank. Financial results for 1Q06 include one month’s results of the acquired Westcorp entities under the purchase accounting method. The ongoing auto loan origination business activity is included in the Commercial sub-segment of the General Bank and the commercial banking business is included in the Retail sub-segment of the General Bank.

In 2Q06, we entered into an agreement to sell portions of our HomeEq Servicing business in a transaction expected to close in 4Q06. We recorded $43 million of disposition-related costs year-to-date, which are reflected as merger-related and restructuring expenses.

Additionally, we completed our merger with Golden West Financial Corporation on October 1, 2006. This transaction was accounted for under the purchase accounting method, and accordingly, Golden West is not included in our financial results as of September 30, 2006.

Page-17

Wachovia 3Q06 Quarterly Earnings Report

In 1Q06, we issued a junior subordinated note and a forward contract for the sale of noncumulative perpetual preferred stock to a trust. The trust then issued $2.5 billion of securities, referred to as WITS (Wachovia Income Trust Securities), to investors. The junior subordinated note qualifies as tier 1 capital and is reflected as long-term debt on the consolidated balance sheet. The offering of the WITS was led by the Corporate and Investment Bank, and the associated fee of $43 million received from the Parent is included in its segment revenue and eliminated in the Parent.

SFAS No. 123R, “Share-Based Payments,” requires that compensation costs relating to share-based payment transactions be recognized in income and is effective for share-based awards granted on or after January 1, 2006. We adopted the fair value method of accounting for stock options in 2002. Accordingly, the primary impact to us from implementation of SFAS 123R is the different treatment of awards to retirement-eligible employees, which now must be expensed in full at the date of grant, or from the date of grant to the date that an employee will be retirement-eligible, if that is before the end of the vesting period. In 1Q06, we made our annual Corporate and CIB stock grants and 1Q06 includes $98 million of increased employee stock compensation expense, primarily related to the impact of awards granted to retirement-eligible employees. Capital Management made their annual grant in 2Q06 and Capital Management’s 2Q06 results include $9 million of employee stock compensation expense related to awards granted to retirement-eligible employees.

We adopted SFAS No. 156, “Accounting for Servicing of Financial Assets,” effective January 1, 2006. SFAS 156 requires that all servicing assets and liabilities initially be recognized at fair value, rather than based on an allocated fair value amount. Additionally, SFAS 156 permits entities to choose to recognize individual classes of servicing assets at fair value on an ongoing basis, with subsequent changes in fair value recorded in earnings. We elected to record a class of residential mortgage servicing rights at fair value with the adoption of SFAS 156. Accordingly, we have recorded a $41 million after-tax cumulative effect adjustment to beginning retained earnings, as required by SFAS 156, for the difference between the carrying amount of these servicing rights and their fair value at the date of adoption. At September 30, 2006, the fair value of servicing assets recorded under this election was $300 million. Changes in fair value for these servicing assets resulted in a negligible loss in the first nine months of 2006 and are included in other banking fees.

As previously disclosed, the FASB has been discussing several matters relating to leveraged lease accounting and uncertain tax positions. In July of 2006 the FASB issued final guidance: FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (FIN 48) and FSP FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP 13-2). FSP 13-2 amends SFAS 13 such that changes that affect the timing of cash flows but not the total net income under a leveraged lease will trigger a recalculation of the lease. FIN 48 clarifies the criteria for recognition of income tax benefits in accordance with SFAS No. 109, “Accounting for Income Taxes.” The effective date for both standards is January 1, 2007, with any cumulative effect of adoption recorded as an adjustment, net of applicable taxes, to beginning retained earnings. We are currently assessing the impact of these two pronouncements. Please see pages 21-23 of Exhibit 19 to Wachovia’s Second Quarter 2006 Report on Form 10-Q for a more detailed discussion of these matters.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which changes the presentation requirements for assets and liabilities relating to defined benefit pension and other postretirement plans. SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan, measured solely as the difference between the fair value of plan assets and the benefit obligation, as an asset or liability on the balance sheet. Unrecognized actuarial gains and losses and unrecognized prior service costs, which have previously been recorded as part of the postretirement asset or liability, are to be included as a component of accumulated other comprehensive income. Upon implementation of SFAS 158, we will be required to record a reduction of accumulated other comprehensive income, a component of stockholders’ equity, for the after-tax amounts of unrecognized actuarial losses and prior service costs at December 31, 2006. At December 31, 2005, this amounted to $1.9 billion before taxes, or $1.2 billion after tax. Please see page 24 of Exhibit 19 to Wachovia’s Second Quarter 2006 Report on Form 10-Q for a more detailed discussion of this matter. Information regarding our pension and other postretirement plans can be found in the Notes to Consolidated Financial Statements in our 2005 Annual Report on Form 10-K.

Page-18

Wachovia 3Q06 Quarterly Earnings Report

NET INTEREST INCOME

(See Table on Page 4)

Net Interest Income Summary	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Average earning assets	$472,139	463,232	442,527	439,204	431,346	2%	9
Average interest-bearing liabilities	414,563	403,234	384,406	382,974	375,782	3	10

Interest income (Tax-equivalent)	7,821	7,438	6,756	6,542	6,097	5	28
Interest expense	4,243	3,763	3,217	2,967	2,657	13	60

Net interest income (Tax-equivalent)	$3,578	3,675	3,539	3,575	3,440	(3)%	4

Average rate earned	6.60%	6.43	6.15	5.93	5.63	—	—
Equivalent rate paid	3.57	3.25	2.94	2.68	2.45	—	—

Net interest margin	3.03%	3.18	3.21	3.25	3.18	—	—

Net interest income of $3.6 billion declined $97 million, or 3%, as 2% growth in earning assets was more than offset by relatively flat core deposits and the unfavorable mix shift in deposits toward lower spread categories, lower trading-related dividend income and the effect of an inverted yield curve. Net interest income grew 4% from 3Q05 driven by the addition of Westcorp.

Net interest margin of 3.03% decreased 15 bps on growth in lower spread commercial and consumer loans and trading-related assets. Relatively flat core deposits, a continued shift in deposits toward lower spread categories and lower trading-related net interest income also contributed to the compression. The margin decreased 15 bps from 3Q05 on growth in lower spread consumer and commercial loans and securities, a decline in low-cost core deposits and a shift in deposits toward lower spread categories, partially offset by the addition of Westcorp.

Average trading assets increased 7% due to increased securitization warehouse activity. Average securities were down 2%, reflecting the decision to only partially reinvest paydowns. Period-end securities were down $12.6 billion, or 10%, due to the $12.9 billion quarter-end sale of securities in preparation for the Golden West merger. Average securities were up 6% from 3Q05.

Average loans rose 2% and 23% from 3Q05. Average commercial loans were up $4.2 billion, or 3%, driven by strength in commercial real estate, business banking and middle-market, and large corporate lending. Commercial loans grew 14% from 3Q05. Average consumer loans grew $1.6 billion, or 1%, driven by growth in mortgage loans of $2.4 billion and auto loans of $558 million, partially offset by the effect of a $1.6 billion 2Q06 quarter-end student loan securitization. Consumer loans increased 36% from 3Q05, driven by the addition of $14.5 billion of Westcorp loans, the 4Q05 transfer of $12.5 billion of home equity lines from loans held for sale and $9.0 billion growth in other mortgage and home equity loans and lines. Average loans held for sale increased $2.8 billion, or 30%, driven by growth in the commercial mortgage securitization warehouse. In 3Q06 we sold/securitized $7.5 billion of commercial and $7.2 billion of consumer mortgages out of held for sale. Loans held for sale were down 27% from 3Q05, largely due to the 4Q05 transfer of $12.5 billion of home equity lines, which offset other activity. In 3Q06 we originated $9.9 billion of mortgages and delivered $7.3 billion to agencies/privates. Average other earning assets increased 1%, primarily on increased interest-bearing bank balances of $644 million. Average other earning assets were down $11.6 billion, or 31%, from 3Q05 due to lower reverse repos, partly a result of lower funding needs in 2Q06 following the Westcorp merger.

Total average earning assets grew $8.9 billion, or 2%, and grew $40.8 billion, or 9%, from 3Q05.

Average core deposits were relatively flat as lower savings and noninterest-bearing deposits offset growth in CDs. Core deposits rose $10.5 billion, or 4%, from 3Q05 primarily due to CD and money market growth.

Average short-term borrowings increased $2.0 billion, or 3%, in advance of the Golden West merger. Period-end short-term borrowings were down $4.0 billion, or 6%. Average short-term borrowings decreased $13.6 billion, or 16%, from 3Q05, which was driven by the 4Q05 deconsolidation of our conduits.

Average long-term debt increased $9.0 billion, or 13%, reflecting the full effect of issuing $7.2 billion in 2Q06 and the $6.3 billion average effect of issuing $13.8 billion in 3Q06, offset by normal paydowns. $7.7 billion of debt issued in 3Q06 was non-dollar denominated. Included in 3Q06 activity were on-balance sheet securitizations of $1.3 billion of commercial loans in July and $1.5 billion of auto loans at period-end.

Page-19

Wachovia 3Q06 Quarterly Earnings Report

The following tables provide additional detail on our consumer loans.

Average Consumer Loans— Total Corporation

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Mortgage	$42,507	40,111	39,323	37,640	33,994	6%	25
Home equity loans	31,753	31,548	30,893	29,047	28,672	1	11
Home equity lines	25,409	25,718	25,866	14,297	15,421	(1)	65
Student	9,605	10,842	10,589	11,235	11,267	(11)	(15)
Auto and other vehicle	18,425	17,867	8,731	4,256	4,267	3	332
Revolving	1,876	1,737	1,684	1,704	1,710	8	10
Other consumer loans	969	1,101	1,019	942	991	(12)	(2)

Total consumer loans	$130,544	128,924	118,105	99,121	96,323	1%	36

Period-End On-

Balance Sheet Consumer Loans

In Loans, Securities and Loans Held for Sale

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
On-balance sheet loan portfolio	$130,744	128,067	129,642	111,421	98,331	2%	33
Securitized loans included in securities	6,832	7,111	4,873	5,075	4,364	(4)	57
Loans held for sale	3,483	4,148	4,271	2,545	13,999	(16)	(75)

Total consumer loan assets	$141,059	139,326	138,786	119,041	116,694	1%	21

We hold consumer loans on our balance sheet in our consumer loan portfolio, in securitized form in our securities portfolio and in loans held for sale. On-balance sheet total period-end consumer loan assets of $141.1 billion were up 1% and rose 21% from 3Q05 reflecting the addition of Westcorp as well as growth largely in real estate-secured loans.

We originated $9.9 billion of mortgages in 3Q06 and $37.2 billion since 3Q05 including AmNet originations. We delivered $7.3 billion of mortgages to agencies/privates in 3Q06 and $23.8 billion since 3Q05. Residential loans serviced, including loans we originated, totaled $46.9 billion at quarter-end 3Q06 vs. $43.8 billion in the prior quarter and $35.0 billion at quarter-end 3Q05.

The following table provides additional period-end balance sheet data.

Period-End Balance Sheet Data	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Commercial loans, net	$159,424	154,277	150,902	147,165	141,063	3%	13
Consumer loans, net	131,335	128,639	130,030	111,850	98,670	2	33

Loans, net	290,759	282,916	280,932	259,015	239,733	3	21

Goodwill and other intangible assets
Goodwill	23,535	23,550	23,443	21,807	21,857	—	8
Deposit base	577	631	691	705	779	(9)	(26)
Customer relationships	688	714	742	413	416	(4)	65
Tradename	90	90	90	90	90	—	—
Total assets	559,922	553,614	541,842	520,755	532,381	1	5
Core deposits	291,667	292,243	296,092	293,562	287,732	—	1
Total deposits	323,298	327,614	328,564	324,894	320,439	(1)	1
Long-term debt	86,419	74,627	70,218	48,971	45,846	16	88
Stockholders’ equity	$51,180	48,872	49,789	47,561	46,757	5%	9

Memoranda
Unrealized gains (losses) (Before income taxes)
Securities, net	$(1,081)	(3,315)	(1,785)	(515)	121
Risk management derivative financial instruments, net	(322)	(797)	(480)	111	372

Unrealized gains (losses), net (Before income taxes)	$(1,403)	(4,112)	(2,265)	(404)	493

Unrealized net securities losses were $1.1 billion at quarter-end, compared with unrealized losses of $3.3 billion at the end of 2Q06.

Page-20

Wachovia 3Q06 Quarterly Earnings Report

FEE AND OTHER INCOME

(See Table on Page 5)

Fee and other income of $3.5 billion decreased $118 million, or 3%, and grew 6% from 3Q05. Results were driven by a $98 million decline in principal investing and a $101 million decrease relating largely to asymmetrical hedge losses on the commercial mortgage warehouse, partially offset by growth in service charges and fiduciary and asset management fees. Growth from 3Q05 was driven by strength in service charges, fiduciary and asset management fees and securities gains somewhat offset by lower principal investing gains and commissions. Fees represented 49% of total revenue.

Service charges were up 3% linked quarter, and 15% from 3Q05, to a record $638 million driven by the continued effects of the introduction of tiered fees and higher transaction activity. Consumer service charges were up 3% linked quarter and 25% from 3Q05 while commercial service charges rose 2% reflecting some seasonality and rose 3% from 3Q05.

Other banking fees decreased 5% to $427 million from record 2Q06 levels as strength in interchange fees was more than offset by a $41 million decline in mortgage banking fees including a $26 million reduction in the mortgage servicing rights valuation which is largely offset by economic hedges included in other income. Other banking fees increased 11% from 3Q05 due to growth in interchange income on increased volumes and higher rates somewhat offset by declines in mortgage banking fees.

Commissions of $562 million decreased 4% driven by a 7% decline in brokerage commissions reflecting continued customer migration to retail brokerage managed accounts and lower retail transaction activity, partially offset by improvement in insurance commissions. Commissions decreased 6% from 3Q05, as an 11% increase in insurance commissions was more than offset by a 10% decline in retail brokerage commissions for the same reasons.

Fiduciary and asset management fees grew 2% to $823 million driven by the effect of acquisitions. Results increased 10% from 3Q05 reflecting strength in brokerage managed account assets as well as the effect of acquisitions, somewhat offset by a $46 million decrease relating to the 4Q05 sale of the Corporate and Institutional Trust businesses.

Advisory, underwriting and other investment banking fees of $292 million decreased $26 million driven by weaker results in M&A, equities and high yield origination, somewhat offset by strength in structured products and high grade. Results were relatively flat from 3Q05 as strength in loan syndications and investment grade were offset by decreases in M&A, high yield, equities and structured products.

Trading account profits of $123 million decreased $41 million from strong 2Q06 results as improvement in equities was more than offset by decreases in global rate products (largely muni-related) and structured products (largely consumer mortgage-related) as well as weaker results in the Parent relating to credit and other economic hedging activity. Trading account profits declined $37 million from 3Q05 as strength in global rate products was more than offset by credit and other economic hedging losses in the Parent and decreases in structured products and correlation trading more than offset strength in global rate products.

Principal investing recorded net gains of $91 million, down $98 million from 2Q06 which included a $116 million unrealized gain. Net gains were down $75 million vs. strong 3Q05.

Securities gains were $94 million vs. $25 million in 2Q06 and $29 million in 3Q05. These results include $68 million of net gains in the investment portfolio and $5 million in net gains in the Corporate and Investment Bank as well as $13 million relating to the sale of an equity investment. Impairment losses were $4 million in the quarter. 2Q06 results included $18 million in impairment losses. Securities gains in 3Q05 were $29 million and included $65 million in impairment losses.

Other income of $415 million remained relatively stable. 3Q06 results include $93 million lower income relating to certain commercial mortgage securitization activity driven by asymmetrical hedge losses. Prior to 1Q06 this commercial mortgage securitization activity was reflected in trading results. Mortgage and other consumer loan sale and securitization income increased $23 million to $89 million. Mortgage servicing rights hedging activity generated gains of $26 million vs. $4 million of losses in 2Q06. Fees relating to continued account servicing of the Corporate and Institutional Trust divested businesses were $21 million in 3Q06 vs. $25 million in 2Q06. Affordable housing write-downs reduced other income by $15 million vs. 2Q06. 3Q06 results also reflect a $22 million insurance settlement and $13 million branch sale gain. Other income increased $93 million vs. 3Q05 driven by the inclusion of commercial mortgage securitization activity and the CIT servicing fees.

Page-21

Wachovia 3Q06 Quarterly Earnings Report

NONINTEREST EXPENSE

(See Table on Page 6)

Total noninterest expense decreased 5% driven largely by lower incentive expense and reflected improvement in virtually every category. Results reflect a decrease relating to favorable resolution of franchise tax matters and included $38 million of efficiency initiative costs, $39 million of de novo and California expansion costs and $16 million of expense relating to our credit card business. 2Q06 included $9 million of salaries and benefits expense relating to the implementation of SFAS 123R, primarily retirement-eligible employee stock compensation and $12 million related to credit card costs. Total noninterest expense increased 1% vs. 3Q05 driven largely by the effect of acquisitions, and professional and consulting costs offset somewhat by the favorable tax matters resolution and lower sundry expense.

Salaries and employee benefits expense decreased 5% driven by lower incentives and benefits expense and included $24 million of non-merger severance costs vs. $12 million in 2Q06. Salaries and employee benefits expense increased 2% vs. 3Q05 reflecting the effect of acquisitions. Occupancy and equipment expense decreased $15 million driven by the reversal of an accrual for future lease costs for leased space that will be reoccupied. Professional and consulting fees rose 9%, or $16 million, reflecting higher project activity including costs from our efficiency initiatives. Sundry expense decreased $98 million driven primarily by a favorable resolution of franchise tax matters and lower general liability insurance costs. Other intangible amortization of $92 million included $53 million in deposit base intangible amortization and $39 million in other intangible amortization.

CONSOLIDATED RESULTS—SEGMENT SUMMARY

Wachovia Corporation Performance Summary	Three Months Ended September 30, 2006
(Dollars in millions)	General Bank	Capital Management	Wealth Management	Corporate and Investment Bank	Parent	Merger- Related and Restructuring Expenses	Total Corporation

Income statement data
Total revenue (Tax-equivalent)	$3,773	1,469	349	1,428	24	—	7,043
Noninterest expense	1,689	1,095	237	791	195	38	4,045
Minority interest	—	—	—	—	104	—	104
Segment earnings (loss)	$1,246	237	71	404	(56)	(25)	1,877

Performance and other data
Economic profit	$981	194	53	189	(90)	—	1,327
Risk adjusted return on capital (RAROC)	56.88%	61.27	50.45	22.37	(1.15)	—	37.25
Economic capital, average	$8,476	1,534	532	6,605	2,918	—	20,065
Cash overhead efficiency ratio (Tax-equivalent)	44.75%	74.59	67.81	55.37	449.86	—	55.60
FTE employees	45,687	17,303	4,492	5,692	23,886	—	97,060

Business mix/Economic capital
Based on total revenue	53.57%	20.86	4.96	20.28
Based on segment earnings	65.51	12.46	3.73	21.24
Average economic capital change (3Q06 vs 3Q05)	20%	4	5	18

Page-22

Wachovia 3Q06 Quarterly Earnings Report

GENERAL BANK

This segment consists of the Retail and Small Business, and Commercial operations.

(See Table on Page 7)

RETAIL AND SMALL BUSINESS

This sub-segment includes Retail Banking, Small Business Banking, Wachovia Mortgage, Wachovia Home Equity, Wachovia Education Finance and other retail businesses.

Retail and Small Business

Performance Summary

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$1,726	1,712	1,663	1,647	1,597	1%	8
Fee and other income	777	740	758	643	653	5	19
Intersegment revenue	12	13	13	10	13	(8)	(8)

Total revenue (Tax-equivalent)	2,515	2,465	2,434	2,300	2,263	2	11
Provision for credit losses	47	38	40	54	55	24	(15)
Noninterest expense	1,313	1,357	1,308	1,335	1,256	(3)	5
Income taxes (Tax-equivalent)	421	389	398	334	350	8	20

Segment earnings	$734	681	688	577	602	8%	22

Performance and other data
Economic profit	$645	587	599	491	515	10%	25
Risk adjusted return on capital (RAROC)	86.45%	80.28	83.08	68.54	71.87	—	—
Economic capital, average	$3,387	3,397	3,372	3,378	3,362	—	1
Cash overhead efficiency ratio (Tax-equivalent)	52.19%	55.01	53.78	58.02	55.51	—	—
Average loans, net	$93,303	91,230	89,184	86,867	84,404	2	11
Average core deposits	$169,753	168,028	163,541	159,957	156,918	1%	8

Net interest income grew 1% on continued loan and deposit growth despite narrowing spreads. Core deposit growth of 1% was driven by increases in CDs and interest checking. Average loans increased 2% and reflected a continued shift from variable-rate to fixed-rate loans. Net interest income rose 8% from 3Q05 on loan and deposit growth of 11% and 8%, respectively.

Fee and other income increased 5% despite a 7% decline in mortgage-related fee and other income. Excluding the gain on the sale of branches of $13 million, fees increased 3% on consumer service charge and interchange income growth. Fee and other income rose 19% from 3Q05 on growth in consumer service charges and interchange income. Strength in consumer service charges was driven by the introduction of tiered pricing in 1Q06 as well as a 7% increase in daily transactional activity.

Mortgage-related fee and other income of $77 million declined 7% and 5% vs. 3Q05 on lower origination activity. Net gains on mortgage deliveries and servicing sales were $10 million compared with $28 million in 2Q06. The effect of mark-to-market valuations on the servicing rights portfolio was largely offset by economic hedges. The consumer mortgage servicing portfolio totaled $47 billion at quarter-end.

Noninterest expense decreased 3% as higher volume-based expenses and salaries expense were more than offset by lower corporate allocations. 3Q06 included $39 million in de novo and California branch expansion expenses as well as $16 million in costs relating to the credit card business compared with $26 million in de novo branch expansion and branch consolidations expense and $12 million in costs relating to the credit card business in 2Q06. Expenses rose 5% from 3Q05 largely reflecting de novo branch expansion, credit card and higher revenue-based incentive compensation costs.

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Wachovia 3Q06 Quarterly Earnings Report

GENERAL BANK - RETAIL AND SMALL BUSINESS LOAN PRODUCTION

Retail and Small Business

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Loan production
Mortgage	$6,962	7,005	6,190	6,358	7,501	(1)%	(7)
Home equity	8,193	8,860	8,376	8,755	9,055	(8)	(10)
Student	1,391	850	1,219	985	1,334	64	4
Installment	187	195	167	168	187	(4)	—
Other retail and small business	1,326	1,486	1,167	1,154	1,098	(11)	21

Total loan production	$18,059	18,396	17,119	17,420	19,175	(2)%	(6)

Loan production decreased 2% to $18.1 billion as strength in student lending and branch-produced mortgages was more than offset by lower real estate-secured activity, driven by a 6% reduction in mortgage loan originations in Wachovia Mortgage Corp., and declines in small business production. Loan production declined 6% from 3Q05 as mortgage loan originations decreased 9% from Wachovia Mortgage Corp. 3Q06 mortgage loan applications declined 6% and 2% from 2Q06 and 3Q05, respectively.

WACHOVIA.COM

Wachovia.com

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In thousands)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Online product and service enrollments
Retail	10,962	10,320	10,210	9,973	9,375	6%	17
Wholesale	686	649	591	575	541	6	27

Total online product and service enrollments	11,648	10,969	10,801	10,548	9,916	6	17
Enrollments per quarter	725	669	697	577	614	8	18

Dollar value of transactions (In billions)	$34.3	33.4	30.8	27.3	28.8	3%	19

WACHOVIA CONTACT CENTER

Wachovia Contact Center Metrics

	2006			2005		3Q06 Vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Customer calls to
Person	11.4	11.8	11.5	10.9	10.7	(3)%	7
Voice response unit	46.4	47.9	51.9	48.4	48.7	(3)	(5)

Total calls	57.8	59.7	63.4	59.3	59.4	(3)	(3)

% of calls handled in 30 seconds or less (Target 70%)	63%	71	60	66	53	—%	—

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Wachovia 3Q06 Quarterly Earnings Report

COMMERCIAL

This sub-segment includes Business Banking, Middle-Market Commercial, Commercial Real Estate and Government Banking.

Commercial

Performance Summary

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$1,097	1,074	875	822	782	2%	40
Fee and other income	125	117	114	103	107	7	17
Intersegment revenue	36	35	30	44	40	3	(10)

Total revenue (Tax-equivalent)	1,258	1,226	1,019	969	929	3	35
Provision for credit losses	76	57	22	21	22	33	—
Noninterest expense	376	395	358	326	319	(5)	18
Income taxes (Tax-equivalent)	294	284	232	229	215	4	37

Segment earnings	$512	490	407	393	373	4%	37

Performance and other data
Economic profit	$336	307	252	253	234	9%	44
Risk adjusted return on capital (RAROC)	37.20%	35.97	36.32	38.21	36.24	—	—
Economic capital, average	$5,089	4,943	4,029	3,694	3,676	3	38
Cash overhead efficiency ratio (Tax-equivalent)	29.86%	32.31	35.08	33.67	34.30	—	—
Average loans, net	$103,835	101,322	89,051	81,974	79,348	2	31
Average core deposits	$47,042	46,722	47,612	48,155	46,186	1%	2

Net interest income was up 2% and rose 40% from 3Q05 on both loan and deposit growth. Loans increased 2%, or $2.5 billion, driven by growth in auto loans as well as increases in business banking and middle-market lending and commercial real estate. Loans grew 31% from 3Q05 on an incremental $14.7 billion in auto loans due to Westcorp and growth in middle-market and business banking, commercial real estate and dealer financial services. Core deposits increased 1% as strong production more than offset the continued movement of commercial customers’ deposits to off-balance sheet options with Wachovia. Including off-balance sheet options, deposits increased 12%. Core deposits rose 2% vs. 3Q05 driven primarily by the addition of Westcorp.

Fee and other income increased 7% on higher gains on an asset-backed security, commercial service charges resulting from seasonality as well as growth in Treasury services fees, and insurance commissions due to Westcorp. Fee and other income increased 17% from 3Q05 driven by securities gains, the addition of Westcorp as well as higher commercial service charges.

Provision expense increased $19 million due to growth in auto loan outstandings as well as a return to a more normalized level of gross charge-offs from a seasonally low 2Q06.

Noninterest expense decreased 5% as lower corporate allocations more than offset higher personnel expenses. Noninterest expense rose 18% vs. 3Q05 on higher personnel expenses driven by the addition of Westcorp, the hiring of additional business bankers, as well as higher volume-based sundry expense.

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Wachovia 3Q06 Quarterly Earnings Report

CAPITAL MANAGEMENT

This segment includes Retail Brokerage Services and Asset Management.

(See Table on Page 8)

RETAIL BROKERAGE SERVICES

This sub-segment consists of the retail brokerage, and annuity and reinsurance businesses.

Retail Brokerage Services

Performance Summary

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$244	256	248	231	209	(5)%	17
Fee and other income	990	994	1,013	952	937	—	6
Intersegment revenue	(7)	(8)	(8)	(7)	(8)	13	13

Total revenue (Tax-equivalent)	1,227	1,242	1,253	1,176	1,138	(1)	8
Provision for credit losses	—	—	—	—	—	—	—
Noninterest expense	902	931	957	912	892	(3)	1
Income taxes (Tax-equivalent)	120	113	108	97	89	6	35

Segment earnings	$205	198	188	167	157	4%	31

Performance and other data
Economic profit	$169	162	151	132	120	4%	41
Risk adjusted return on capital (RAROC)	62.98%	59.80	55.51	51.06	48.38	—	—
Economic capital, average	$1,298	1,331	1,369	1,305	1,273	(2)	2
Cash overhead efficiency ratio (Tax-equivalent)	73.52%	74.86	76.44	77.44	78.44	—	—
Average loans, net	$770	603	434	376	354	28	—
Average core deposits	$29,866	31,582	33,325	33,128	33,593	(5)%	(11)

Net interest income of $244 million decreased 5%, driven by a 5% decline in core deposits. Net interest income was up 17% from 3Q05 as wider deposit spreads more than offset an 11% decline in core deposits.

Fee and other income of $990 million was stable as the effects of lower retail transaction activity were offset by higher valuations on investments used to fund deferred compensation plans (essentially offset by related expenses), growth in other income and increased managed account fees. Fees grew 6% from 3Q05 due to a 28% increase in managed account fees as well as growth in other asset-based fees, which was partially offset by lower retail transaction activity.

Noninterest expense was down 3% due to lower corporate allocations as well as lower commissions expense, which offset the higher deferred compensation expense. The 1% increase from 3Q05 was due to increased commissions partially offset by lower corporate allocations.

Retail Brokerage Transaction

The Retail Brokerage Services sub-segment results shown in the above table include 100% of the results of the Wachovia Securities retail brokerage transaction, which is the combination of Wachovia and Prudential Financial’s retail brokerage operations. The entity is a consolidated subsidiary of Wachovia Corporation for GAAP purposes. Wachovia Corporation owns 62% of Wachovia Securities retail brokerage and Prudential Financial, Inc. owns 38%. Prudential Financial’s minority interest is included in minority interest reported in the Parent (see page 32) and in Wachovia Corporation’s consolidated statements of income on a GAAP basis, which differs from our segment reporting as noted on pages 2 and 17. For the three months ended September 30, 2006, Prudential Financial’s pre-tax minority interest on a GAAP basis was $76 million.

The Retail Brokerage Services sub-segment results reported in the above table also include our Insurance Services business, as well as additional corporate allocations that are not included in the Wachovia Securities Financial Holdings results.

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Wachovia 3Q06 Quarterly Earnings Report

ASSET MANAGEMENT

This sub-segment consists of the mutual fund business and customized investment advisory services, including retirement services.

Asset Management

Performance Summary

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$3	2	2	3	2	50%	50
Fee and other income	242	231	217	216	211	5	15
Intersegment revenue	—	(1)	—	—	—	—	—

Total revenue (Tax-equivalent)	245	232	219	219	213	6	15
Provision for credit losses	—	—	—	—	—	—	—
Noninterest expense	197	190	180	200	179	4	10
Income taxes (Tax-equivalent)	18	15	14	8	13	20	38

Segment earnings	$30	27	25	11	21	11%	43

Performance and other data
Economic profit	$23	21	19	4	16	10%	44
Risk adjusted return on capital (RAROC)	49.49%	48.15	46.78	19.04	42.07	—	—
Economic capital, average	$236	225	218	225	203	5	16
Cash overhead efficiency ratio (Tax-equivalent)	81.04%	81.65	81.96	92.18	84.05	—	—
Average loans, net	$25	13	28	13	18	92	39
Average core deposits	$248	245	258	220	214	1%	16

Fee and other income of $242 million grew 5%, driven by the full quarter effect of the Ameriprise Financial 401(k) record-keeping business and the Metropolitan West Capital Management acquisitions, both of which closed in June 2006. 2Q06 also included a contingent payment received from a previous divestiture. Growth of 15% from 3Q05 was driven by both the aforementioned acquisitions as well as 7% growth in assets under management.

Noninterest expense was up 4% and 10% from 3Q05 driven by the full quarter effect of the acquisitions, partially offset by lower corporate allocations.

Total Assets Under Management (AUM)

	2006						2005				3Q06 Vs 2Q06	3Q06 vs 3Q05
	Third Quarter		Second Quarter		First Quarter		Fourth Quarter		Third Quarter
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix	Amount	Mix	Amount	Mix
Equity	$93	37%	$91	38%	$87	37%	$82	35%	$82	35%	3%	14
Fixed income	107	43	101	43	106	44	105	46	107	46	5	(1)
Money market	50	20	45	19	45	19	43	19	44	19	10	14

Total assets under management (a)	$250	100%	$237	100%	$238	100%	$230	100%	$233	100%	5	7
Securities lending	50	—	61	—	61	—	57	—	49	—	(18)	2

Total assets under management and securities lending	$300	—	$298	—	$299	—	$287	—	$282	—	1%	6

(a)	Includes $70 billion in assets managed for Wealth Management, which are also reported in that segment.

Mutual Funds (AUM)

	2006						2005				3Q06 vs 2Q06	3Q06 vs 3Q05
	Third Quarter		Second Quarter		First Quarter		Fourth Quarter		Third Quarter
(In billions)	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix
Equity	$33	34%	$32	34%	$34	36%	$32	35%	$31	34%	3%	6
Fixed income	22	23	23	25	23	24	23	25	24	27	(4)	(8)
Money market	41	43	38	41	38	40	37	40	35	39	8	17

Total mutual fund assets	$96	100%	$93	100%	$95	100%	$92	100%	$90	100%	3%	7

Total assets under management were up $13 billion, or 5%, driven by market appreciation, seasonal inflows of one institutional account and other net inflows of money market and fixed income assets. Growth of 7% from 3Q05 was primarily due to the Metropolitan West Capital Management acquisition, net asset inflows and higher equity valuations. Note that AUM exclude Corporate and Institutional Trust assets related to the businesses divested in 4Q05 which continue to be managed by Capital Management.

Capital Management Eliminations

In addition to the above sub-segments, Capital Management results include eliminations among business units. Certain brokerage commissions earned on mutual fund sales by our brokerage sales force are eliminated and deferred in the consolidation of Capital Management reported results. In 3Q06, brokerage revenue and expense eliminations were a reduction of $3 million and $4 million, respectively.

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Wachovia 3Q06 Quarterly Earnings Report

WEALTH MANAGEMENT

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning and Insurance Brokerage (property and casualty, and high net worth life).

Wealth Management

Performance Summary

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(Dollars in millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$149	151	151	153	146	(1)%	2
Fee and other income	199	197	191	193	196	1	2
Intersegment revenue	1	1	1	2	1	—	—

Total revenue (Tax-equivalent)	349	349	343	348	343	—	2
Provision for credit losses	—	2	—	1	6	—	—
Noninterest expense	237	252	251	257	241	(6)	(2)
Income taxes (Tax-equivalent)	41	34	34	33	34	21	21

Segment earnings	$71	61	58	57	62	16%	15

Performance and other data
Economic profit	$53	43	41	40	47	23%	13
Risk adjusted return on capital (RAROC)	50.45%	44.08	42.96	42.14	48.28	—	—
Economic capital, average	$532	528	518	510	506	1	5
Cash overhead efficiency ratio (Tax-equivalent)	67.81%	72.20	73.18	73.79	70.13	—	—
Lending commitments	$6,481	6,285	6,229	5,840	5,574	3	16
Average loans, net	16,438	15,986	15,571	14,887	14,202	3	16
Average core deposits	$13,790	14,355	14,832	14,365	13,475	(4)	2
FTE employees	4,492	4,732	4,771	4,808	4,816	(5)%	(7)

Net interest income of $149 million decreased 1% driven by a 4% decline in core deposits, primarily interest-bearing accounts. Loan growth remained solid, up 3%. Net interest income grew 2% from 3Q05 on loan growth of 16% and core deposit growth of 2%.

Fee and other income of $199 million increased 1% as growth in trust and investment management fees, primarily related to the new investment platform and higher asset valuations, more than offset lower insurance commissions. Growth of 2% from 3Q05 was due to higher banking fees and higher trust and investment management fees on higher asset valuations, partially offset by a decline in insurance commissions.

Noninterest expense decreased 6%, on lower salaries due to efficiency initiatives and lower corporate allocations that more than offset an incremental increase in incentive expense related to the investment management platform. The 2% decline from 3Q05 was due to lower corporate allocations, partially offset by higher incentive expense related to the investment management platform.

Wealth Management Key Metrics

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(Dollars in millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Investment assets under administration	$138,915	135,817	134,293	130,418	123,820	2%	12

Assets under management (a)	$69,711	68,341	68,349	65,572	65,642	2	6

Wealth Management advisors	970	996	973	978	971	(3)%	—

(a)	These assets are managed by and reported in Capital Management.

Total assets under management grew 2% and were up 6% vs. 3Q05. Growth was in line with the improved market performance in the third quarter.

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Wachovia 3Q06 Quarterly Earnings Report

CORPORATE AND INVESTMENT BANK

This segment includes Corporate Lending, Investment Banking, and Treasury and International Trade Finance.

(See Table on Page 10)

CORPORATE LENDING

This sub-segment includes Large Corporate Lending, and Leasing.

Corporate Lending

Performance Summary

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$183	206	190	211	215	(11)%	(15)
Fee and other income	114	113	162	109	111	1	3
Intersegment revenue	8	7	7	7	6	14	33

Total revenue (Tax-equivalent)	305	326	359	327	332	(6)	(8)
Provision for credit losses	(5)	(33)	1	(25)	(3)	(85)	67
Noninterest expense	97	110	108	96	116	(12)	(16)
Income taxes (Tax-equivalent)	82	95	95	99	82	(14)	—

Segment earnings	$131	154	155	157	137	(15)%	(4)

Performance and other data
Economic profit	$5	15	48	36	29	(67)%	(83)
Risk adjusted return on capital (RAROC)	11.60%	12.68	16.93	15.66	14.67	—	—
Economic capital, average	$3,666	3,589	3,260	3,101	3,113	2	18
Cash overhead efficiency ratio (Tax-equivalent)	31.88%	33.76	30.18	29.64	34.56	—	—
Average loans, net	$31,819	31,295	30,761	30,388	29,440	2	8
Average core deposits	$148	136	156	230	358	9%	(59)

Corporate Lending

Loans Outstanding

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Large corporate loans	$17,184	16,522	16,156	15,439	14,662	4%	17
Capital finance	14,635	14,773	14,605	14,949	14,778	(1)	(1)

Total loans outstanding	$31,819	31,295	30,761	30,388	29,440	2%	8

Net interest income decreased 11% reflecting 2% growth in lower spread large corporate loans and runoff of higher spread leasing assets from 2Q06, which reflected the benefit of higher recoveries on loans previously charged-off. Net interest income declined 15% compared with 3Q05, as loan growth of 8% was more than offset by runoff in higher spread leasing assets and spread compression.

Provision recoveries declined $28 million and remained relatively consistent with 3Q05.

Fee and other income remained relatively stable as higher leasing fees and lower credit default swap trading losses more than offset an $11 million decline in net gains on securities and loans sold. Fee and other income grew 3% vs. 3Q05.

Noninterest expense decreased 12% due to lower corporate allocations as well as reduced occupancy costs and incentive expense. Noninterest expense decreased 16% from 3Q05 driven by a focus on gaining operating efficiencies related to corporate lending activities and lower corporate allocations.

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Wachovia 3Q06 Quarterly Earnings Report

INVESTMENT BANKING

This sub-segment includes Equity Capital Markets, M&A, Fixed Income Division, Loan Syndications and Principal Investing.

Investment Banking

Performance Summary

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$203	204	223	284	228	—%	(11)
Fee and other income	677	903	889	609	731	(25)	(7)
Intersegment revenue	(18)	(17)	(14)	(28)	(22)	(6)	(18)

Total revenue (Tax-equivalent)	862	1,090	1,098	865	937	(21)	(8)
Provision for credit losses	—	—	—	—	—	—	—
Noninterest expense	531	592	607	517	524	(10)	1
Income taxes (Tax-equivalent)	121	182	178	127	152	(34)	(20)

Segment earnings	$210	316	313	221	261	(34)%	(20)

Performance and other data
Economic profit	$133	243	247	158	198	(45)%	(33)
Risk adjusted return on capital (RAROC)	31.13%	51.29	55.20	40.17	46.91	—	—
Economic capital, average	$2,601	2,430	2,261	2,145	2,179	7	19
Cash overhead efficiency ratio (Tax-equivalent)	61.64%	54.31	55.24	59.66	55.92	—	—
Average loans, net	$6,093	5,160	5,034	4,833	3,763	18	62
Average core deposits	$8,474	9,226	8,950	9,153	8,829	(8)%	(4)

Net interest income remained flat as lower income in equities trading was offset by growth in structured products warehouse balances and mortgage servicing deposits. Net interest income declined 11% from 3Q05 on lower municipal bond trading assets and equities trading dividend income.

Fee and other income decreased $226 million, or 25%, driven by a $98 million decline in principal investing gains. Other income was down $52 million largely due to lower commercial mortgage securitization income including $76 million of asymmetrical hedge losses. Trading account profits of $125 million were down $31 million from strong 2Q06 levels on declines in global rate products, particularly municipals, as well as lower structured products results, partially offset by improvement in equities and credit products. Advisory and underwriting revenue decreased $20 million, as strength in structured credit products and high grade was more than offset by lower M&A, equities and high yield. Other banking fees decreased $20 million, driven by lower mortgage banking activity. Fee and other income declined $54 million, or 7%, from 3Q05 driven by lower principal investing gains, advisory and underwriting fees and trading account profits, partially offset by higher consumer mortgage banking activity.

Investment Banking total trading revenue was $226 million, down $56 million and down $83 million from 3Q05.

Noninterest expense declined 10% on lower incentive compensation and occupancy costs as well as lower corporate allocations. Expenses rose 1% from 3Q05 largely due to 2005 strategic hiring.

Investment Banking

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Total revenue
Fixed income global rate products	$119	188	179	128	125	(37)%	(5)
Fixed income credit products (Excluding loan portfolio)	150	139	195	79	113	8	33
Fixed income structured products/other	410	490	401	399	396	(16)	4

Total fixed income	679	817	775	606	634	(17)	7
Principal investing	93	180	124	148	161	(48)	(42)
Total equities/M&A/other	90	93	199	111	142	(3)	(37)

Total revenue	862	1,090	1,098	865	937	(21)	(8)

Trading-related revenue
Net interest income (Tax-equivalent)	25	63	57	123	107	(60)	(77)
Trading account profits (losses)	125	156	208	(51)	135	(20)	(7)
Other fee income	76	63	98	52	67	21	13

Total net trading-related revenue (Tax-equivalent)	226	282	363	124	309	(20)	(27)

Principal investing balances
Direct investments	931	912	843	841	790	2	18
Fund investments	852	888	757	753	770	(4)	11

Total principal investing balances	$1,783	1,800	1,600	1,594	1,560	(1)%	14

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Wachovia 3Q06 Quarterly Earnings Report

TREASURY AND INTERNATIONAL TRADE FINANCE

This sub-segment includes Treasury Services, International Correspondent Banking and Trade Finance.

Treasury and International Trade Finance

Performance Summary

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$96	97	90	93	89	(1)%	8
Fee and other income	198	199	191	183	185	(1)	7
Intersegment revenue	(33)	(32)	(30)	(30)	(29)	3	14

Total revenue (Tax-equivalent)	261	264	251	246	245	(1)	7
Provision for credit losses	—	—	—	12	—	—	—
Noninterest expense	163	176	172	171	168	(7)	(3)
Income taxes (Tax-equivalent)	35	32	29	23	29	9	21

Segment earnings	$63	56	50	40	48	13%	31

Performance and other data
Economic profit	$51	45	38	34	37	13%	38
Risk adjusted return on capital (RAROC)	71.80%	64.13	54.01	46.53	58.28	—	—
Economic capital, average	$338	333	362	382	314	2	8
Cash overhead efficiency ratio (Tax-equivalent)	61.97%	66.95	68.39	69.58	69.10	—	—
Average loans, net	$7,793	7,273	7,116	6,320	5,610	7	39
Average core deposits	$17,426	16,812	16,251	16,520	15,603	4%	12

Net interest income decreased 1% despite 7% growth in international trade finance loans and 4% growth in core deposits as loan and deposit spreads tightened. Net interest income grew 8% from 3Q05, with loan and deposit growth of 39% and 12%, respectively, driven by the purchase of Union Bank’s international correspondent banking business (UBOC) which closed in October 2005, partially offset by narrower deposit spreads.

Fee and other income decreased 1% as growth in trade finance fees was more than offset by a decrease tied to a 2Q06 $8 million final payment relating to the 3Q05 sale of the embassy banking unit. Fee and other income was up 7% from 3Q05 driven by higher payment and trade fees including the effect of the above mentioned UBOC transaction.

Noninterest expense decreased 7% primarily driven by lower occupancy costs and corporate allocations, and declined 3% from 3Q05 as the above factors were muted by the effect of the UBOC transaction.

The Treasury Services business is managed in the Corporate and Investment Bank. Product revenues and earnings are also realized in other business lines within the company, including the General Bank and Wealth Management. Total treasury services product revenues for the company were $668 million in 3Q06 vs. $666 million in 2Q06 and $619 million in 3Q05.

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Wachovia 3Q06 Quarterly Earnings Report

PARENT

This sub-segment includes the central money book, investment portfolio, some consumer real estate and mortgage assets, minority interest in consolidated subsidiaries, businesses being wound down or divested including the Corporate and Institutional Trust businesses, other intangible amortization and eliminations.

Parent

Performance Summary

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(Dollars in millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$(123)	(28)	97	131	172	—%	—
Fee and other income	145	92	(15)	(16)	129	58	12
Intersegment revenue	2	2	1	2	—	—	—

Total revenue (Tax-equivalent)	24	66	83	117	301	(64)	(92)
Provision for credit losses	(10)	(5)	(2)	18	2	—	—
Noninterest expense	195	239	235	316	230	(18)	(15)
Minority interest	104	89	95	103	105	17	(1)
Income taxes (Tax-equivalent)	(209)	(173)	(134)	(225)	(90)	21	—

Segment earnings (loss)	$(56)	(84)	(111)	(95)	54	(33)%	—

Performance and other data
Economic profit	$(90)	(105)	(133)	(117)	32	(14)%	—
Risk adjusted return on capital (RAROC)	(1.15)%	(4.09)	(9.07)	(4.68)	15.28	—	—
Economic capital, average	$2,918	2,828	2,674	2,948	2,890	3	1
Cash overhead efficiency ratio (Tax-equivalent)	449.86%	212.25	172.20	188.44	43.78	—	—
Lending commitments	$472	473	516	508	433	—	9
Average loans, net	21,034	22,383	23,395	11,824	11,821	(6)	78
Average core deposits	$4,480	4,532	5,289	5,774	5,572	(1)	(20)
FTE employees	23,886	24,087	24,248	24,066	24,590	(1)%	(3)

Net interest income declined $95 million and $295 million from 3Q05. Results reflect the liability sensitive nature of our securities portfolio and wholesale funding operations, which serve to hedge our asset sensitive core business activities. The benefits to the Parent of wider funds transfer pricing spreads (see page 17 for description) were offset by compression of spreads in the funding of investment portfolios. Additionally, the effect of growth in wholesale borrowings and lower securities balances contributed further to the decline. The decline in NII from 3Q05 was driven by the compression of spreads in funding the investment portfolio, lower contribution of hedge-related derivatives, in addition to the wholesale borrowing growth being only partially offset by growth in the securities portfolio.

Fee and other income increased $53 million and was up $16 million vs. 3Q05. Securities gains were $80 million, including $68 million in net gains on the investment portfolio and $8 million in gains relating to an equity investment compared with gains of $13 million in 2Q06. 3Q06 included eliminations of $20 million related to underwriting and structuring provided by the Corporate and Investment Bank for company-related activities, compared with $21 million of eliminations in 2Q06. Additionally, securitization income was $19 million compared with $18 million in 2Q06, and affordable housing tax credit eliminations were up $13 million. (Affordable housing results are recorded in Corporate and Investment Bank fee and other income net of the related tax benefit; this tax benefit is eliminated for consolidated reporting purposes in Parent fee and other income.) An increase in income from corporate investments was largely offset by lower trading results from credit and other economic hedging activity.

The increase in fee and other income of $16 million from 3Q05 included $59 million in higher securities gains partially offset by a $46 million decline in fiduciary fees from the effect of the sale of the Corporate and Institutional Trust businesses and a $6 million increase in affordable housing tax credit eliminations.

Noninterest expense decreased $44 million and $35 million vs. 3Q05, primarily due to lower general liability insurance costs.

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Wachovia 3Q06 Quarterly Earnings Report

ASSET QUALITY

(See Table on Page 11)

Net charge-offs in the loan portfolio of $116 million increased $65 million and were up $57 million from 3Q05. 3Q06 net charge-offs increased on lower commercial loan recoveries and higher net charge-offs driven by increases in the auto loan portfolio reflecting more normalized levels from a seasonally low 2Q06. As a percentage of average net loans, annualized net charge-offs increased 8 bps to 0.16%. Overall, gross charge-offs of $176 million increased $25 million and represented 0.25% of average loans, and were offset by recoveries of $60 million which declined from $100 million in 2Q06.

Provision for credit losses totaled $108 million, including $114 million related to the allowance for loan losses and a $6 million release in the reserve for unfunded commercial lending commitments reflecting lower unfunded levels.

ALLOWANCE FOR CREDIT LOSSES

Allowance for Credit Losses

	2006
	Third Quarter		Second Quarter		First Quarter
(In millions)	Amount	As a % of loans, net	Amount	As a % of loans, net	Amount	As a % of loans, net
Allowance for loan losses
Commercial	$1,830	1.15%	$1,834	1.19%	$1,844	1.22%
Consumer	1,084	0.82	1,067	0.83	1,057	0.81
Unallocated	90	—	120	—	135	—

Total	3,004	1.03	3,021	1.07	3,036	1.08
Reserve for unfunded lending commitments
Commercial	159	—	165	—	160	—

Allowance for credit losses	$3,163	1.09%	$3,186	1.13%	$3,196	1.14%

Memoranda
Total commercial (Including reserve for unfunded lending commitments)	$1,989	1.25%	$1,999	1.30%	$2,004	1.33%

Allowance for credit losses decreased $23 million to $3.2 billion. The decline reflects $19 million related to loans sold or transferred out of the portfolio and includes reductions in the unallocated reserve associated with the impact of 2005 hurricanes and acquired portfolios reflecting diminished credit risk uncertainty related to this exposure. Allowance for consumer loan losses increase reflects growth in auto loans as well as credit card outstandings. As a percentage of loans, allowance for loan losses of 1.03% and allowance for credit losses of 1.09% decreased 4 bps each. The reserve for unfunded lending commitments, which includes unfunded loans and standby letters of credit, was $159 million. The allowance for loan losses to nonperforming loans ratio was 520%, up from 488% in 2Q06 and 347% in 3Q05.

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Wachovia 3Q06 Quarterly Earnings Report

NONPERFORMING LOANS

Nonperforming Loans (a)

	2006			2005		3Q06 vs 2Q06	3Q06 vs 3Q05
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Balance, beginning of period	$619	672	620	784	819	(8)%	(24)

Commercial nonaccrual loan activity
Commercial nonaccrual loans, beginning of period	387	426	392	565	585	(9)	(34)
New nonaccrual loans and advances	129	188	147	117	229	(31)	(44)
Charge-offs	(27)	(35)	(34)	(64)	(52)	(23)	(48)
Transfers (to) from other real estate owned	(2)	(1)	—	(1)	(1)	—	—
Sales	(43)	(32)	(2)	(91)	(93)	34	(54)
Other, principally payments	(89)	(159)	(77)	(134)	(103)	(44)	(14)

Net commercial nonaccrual loan activity	(32)	(39)	34	(173)	(20)	(18)	60

Commercial nonaccrual loans, end of period	355	387	426	392	565	(8)	(37)

Consumer nonaccrual loan activity
Consumer nonaccrual loans, beginning of period	232	246	228	219	234	(6)	(1)
New nonaccrual loans, advances and other, net	(9)	(14)	18	(5)	(15)	(36)	(40)
Transfers (to) from loans held for sale	—	—	—	15	—	—	—
Sales and securitizations	—	—	—	(1)	—	—	—

Net consumer nonaccrual loan activity	(9)	(14)	18	9	(15)	(36)	(40)

Consumer nonaccrual loans, end of period	223	232	246	228	219	(4)	2

Balance, end of period	$578	619	672	620	784	(7)%	(26)

(a)	Nonperforming assets included in loans held for sale at September 30, June 30, and March 31, 2006, and at December 31, and September 30, 2005, were $23 million, $23 million, $24 million, $32 million and $59 million, respectively.

Nonperforming loans in the loan portfolio of $578 million decreased $41 million, or 7%, and decreased 26% from 3Q05. The decrease from 2Q06 primarily related to lower new nonaccruals as well as sales of $43 million. Total nonperforming assets of $782 million, including loans held for sale, increased $41 million, or 6%, from 2Q06 on the purchase of a well-secured $70 million commercial loan. Nonperforming assets were down 18% from 3Q05.

New commercial nonaccrual inflows were $129 million, down $59 million. Commercial nonaccruals were $355 million, down 8% from 2Q06 and down 37% from 3Q05. In 3Q06, $43 million in nonperforming commercial loans were sold directly out of the loan portfolio.

Consumer nonaccruals were $223 million, down 4% driven by lower new nonaccruals in the real estate portfolio. Consumer nonaccruals increased 2% versus 3Q05.

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Wachovia 3Q06 Quarterly Earnings Report

LOANS HELD FOR SALE

Loans Held for Sale

	2006			2005
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Core business activity, beginning of period	$7,740	7,846	6,388	18,014	14,447
Balance of acquired entities at purchase date	—	—	—	873	—
Originations/purchases	17,113	13,870	13,068	13,704	15,157
Transfers to (from) loans held for sale, net	(154)	(238)	(70)	(12,060)	(562)
Lower of cost or market value adjustments	—	—	—	—	—
Performing loans sold or securitized	(15,137)	(13,357)	(11,397)	(11,444)	(8,604)
Other, principally payments	(532)	(381)	(143)	(2,699)	(2,424)

Core business activity, end of period	9,030	7,740	7,846	6,388	18,014
Portfolio management activity, end of period	9	10	13	17	24

Total loans held for sale (a)	$9,039	7,750	7,859	6,405	18,038

(a)	Nonperforming assets included in loans held for sale at September 30, June 30, and March 31, 2006, and at December 31, and September 30, 2005, were $23 million, $23 million, $24 million, $32 million and $59 million, respectively.

Core Business Activity

In 3Q06, a net $17.1 billion of loans were originated or purchased representing core business activity. We sold or securitized a total of $15.1 billion of loans from loans held for sale, of which $7.5 billion were commercial mortgage loans and $7.2 billion were wholesale mortgages including those originated by AmNet.

Portfolio Management Activity

In 3Q06, we sold $660 million of student loans from the loan portfolio. We sold $249 million of commercial loans from the loan portfolio.

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Wachovia 3Q06 Quarterly Earnings Report

MERGER INTEGRATION UPDATE

MERGER-RELATED AND RESTRUCTURING EXPENSES

Merger-Related And Restructuring Expenses (Income Statement Impact)	2006			2005
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Total SouthTrust merger-related and restructuring expenses	$—	—	64	57	82
Total HomeEq merger-related and restructuring expenses	24	19	—	—	—
Other merger-related and restructuring expenses	14	5	4	1	1

Net merger-related and restructuring expenses	38	24	68	58	83
Income taxes (benefits)	(13)	(9)	(22)	(21)	(32)

After-tax net merger-related and restructuring expenses	$25	15	46	37	51

In 3Q06, we recorded $38 million in net merger-related and restructuring expenses, which included $24 million related to the sale of the HomeEq servicing platform as well as other expenses including Westcorp and Golden West expenses.

GOODWILL AND OTHER INTANGIBLES

For the Westcorp transaction, we recorded preliminary fair value and exit cost purchase accounting adjustments and corresponding decreases in goodwill of $341 million ($208 million after tax). In addition, we recorded dealer relationship and deposit base intangibles totaling $405 million ($253 million after tax). Based on a purchase price of $3.8 billion and Westcorp tangible stockholders’ equity of $1.9 billion, this resulted in goodwill of $1.5 billion at September 30, 2006.

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Wachovia 3Q06 Quarterly Earnings Report

EXPLANATION OF OUR USE OF CERTAIN NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with GAAP, this quarterly earnings report includes certain non-GAAP financial measures, including those presented on pages 2 and 3 under the captions “Earnings Reconciliation”, and “Other Financial Measures”, with the sub-headings — “Earnings excluding merger-related and restructuring expenses”— “Earnings excluding merger-related and restructuring expenses, and discontinued operations” and — “Earnings excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations”, and which are reconciled to GAAP financial measures on pages 38-41. In addition, in this quarterly earnings report certain designated net interest income amounts are presented on a tax-equivalent basis, including the calculation of the overhead efficiency ratio.

Wachovia believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons with the performance of others in the financial services industry. Specifically, Wachovia believes the exclusion of merger-related and restructuring expenses and discontinued operations permits evaluation and a comparison of results for on-going business operations, and it is on this basis that Wachovia’s management internally assesses the company’s performance. Those non-operating items are excluded from Wachovia’s segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. In addition, because of the significant amount of deposit base intangible amortization, Wachovia believes the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial services firms. Wachovia’s management makes recommendations to its board of directors about dividend payments based on reported earnings excluding merger-related and restructuring expenses, other intangible amortization, discontinued operations and the cumulative effect of a change in accounting principle, and has communicated certain dividend payout ratio goals to investors on this basis. Management believes this payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor Wachovia’s dividend payout policy. Wachovia also believes the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry standards. Wachovia operates one of the largest retail brokerage businesses in our industry, and we have presented an overhead efficiency ratio excluding these brokerage services, which management believes is useful to investors in comparing the performance of our banking business with other banking companies.

Although Wachovia believes the above non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

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Wachovia 3Q06 Quarterly Earnings Report

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

Reconciliation of Certain Non-GAAP Financial Measures

(In millions)		2006			2005
	*	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter

Income from continuing operations
Net income (GAAP)	A	$1,877	1,885	1,728	1,707	1,665
Discontinued operations, net of income taxes (GAAP)		—	—	—	214	—

Income from continuing operations (GAAP)		1,877	1,885	1,728	1,493	1,665
Merger-related and restructuring expenses (GAAP)		25	15	46	37	51
Earnings excluding merger-related and restructuring expenses, and discontinued operations	B	1,902	1,900	1,774	1,530	1,716
Other intangible amortization (GAAP)		59	64	59	57	63

Earnings excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	C	$1,961	1,964	1,833	1,587	1,779

Return on average common stockholders’ equity
Average common stockholders’ equity (GAAP)	D	$50,143	49,063	47,926	46,407	47,328
Merger-related and restructuring expenses (GAAP)		70	50	19	146	96
Discontinued operations (GAAP)		—	—	—	(36)	—

Average common stockholders’ equity, excluding merger-related and restructuring expenses, and discontinued operations	E	50,213	49,113	47,945	46,517	47,424
Average intangible assets (GAAP)	F	(24,943)	(24,972)	(23,689)	(23,302)	(23,195)

Average common stockholders’ equity, excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	G	$25,270	24,141	24,256	23,215	24,229

Return on average common stockholders’ equity
GAAP	A/D	14.85%	15.41	14.62	14.60	13.95
Excluding merger-related and restructuring expenses, and discontinued operations	B/E	15.02	15.52	15.01	13.05	14.36
Return on average tangible common stockholders’ equity
GAAP	A/D+F	29.55	31.38	28.91	29.33	27.36
Excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	C/G	30.79%	32.63	30.64	27.11	29.14

Table continued on next page.

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Wachovia 3Q06 Quarterly Earnings Report

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

Reconciliation of Certain Non-GAAP Financial Measures

		2006			2005
(In millions)	*	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Return on average assets
Average assets (GAAP)	H	$555,164	543,612	522,209	520,382	511,567
Average intangible assets (GAAP)		(24,943)	(24,972)	(23,689)	(23,302)	(23,195)

Average tangible assets (GAAP)	I	$530,221	518,640	498,520	497,080	488,372

Average assets (GAAP)		$555,164	543,612	522,209	520,382	511,567
Merger-related and restructuring expenses (GAAP)		70	50	19	146	96
Discontinued operations (GAAP)		—	—	—	(36)	—

Average assets, excluding merger-related and restructuring expenses, and discontinued operations	J	555,234	543,662	522,228	520,492	511,663
Average intangible assets (GAAP)		(24,943)	(24,972)	(23,689)	(23,302)	(23,195)

Average tangible assets, excluding merger- related and restructuring expenses, and discontinued operations	K	$530,291	518,690	498,539	497,190	488,468

Return on average assets
GAAP	A/H	1.34%	1.39	1.34	1.30	1.29
Excluding merger-related and restructuring expenses, and discontinued operations	B/J	1.36	1.40	1.38	1.17	1.33
Return on average tangible assets
GAAP	A/I	1.40	1.46	1.41	1.36	1.35
Excluding merger-related and restructuring expenses, other intangible amoritization and discontinued operations	C/K	1.47%	1.52	1.49	1.27	1.45

*	The letters included in the column are provided to show how the various ratios presented in the tables on pages 38 through 41 are calculated. For example, return on average assets on a GAAP basis is calculated by dividing net income (GAAP) by average assets (GAAP) (i.e., A/H), and annualized where appropriate.

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Wachovia 3Q06 Quarterly Earnings Report

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

Reconciliation of Certain Non-GAAP Financial Measures

		2006			2005
(In millions)	*	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Overhead efficiency ratios
Noninterest expense (GAAP)	L	$4,045	4,261	4,239	4,183	4,004
Merger-related and restructuring expenses (GAAP)		(38)	(24)	(68)	(58)	(83)

Noninterest expense, excluding merger-related and restructuring expenses	M	4,007	4,237	4,171	4,125	3,921
Other intangible amortization (GAAP)		(92)	(98)	(92)	(93)	(101)

Noninterest expense, excluding merger-related and restructuring expenses, and other intangible amoritization	N	$3,915	4,139	4,079	4,032	3,820

Net interest income (GAAP)		$3,541	3,641	3,490	3,523	3,387
Tax-equivalent adjustment		37	34	49	52	53

Net interest income (Tax-equivalent)		3,578	3,675	3,539	3,575	3,440
Fee and other income (GAAP)		3,465	3,583	3,517	2,989	3,258

Total	O	$7,043	7,258	7,056	6,564	6,698

Retail Brokerage Services, excluding insurance
Noninterest expense (GAAP)	P	$891	920	946	894	878

Net interest income (GAAP)		$239	250	241	226	204
Tax-equivalent adjustment		—	1	—	—	1

Net interest income (Tax-equivalent)		239	251	241	226	205
Fee and other income (GAAP)		960	963	978	917	907

Total	Q	$1,199	1,214	1,219	1,143	1,112

Overhead efficiency ratios
GAAP	L/O	57.44%	58.71	60.07	63.72	59.78
Excluding merger-related and restructuring expenses	M/O	56.90	58.39	59.10	62.84	58.55
Excluding merger-related and restructuring expenses, and brokerage	M-P/O-Q	53.32	54.89	55.23	59.58	54.49
Excluding merger-related and restructuring expenses, and other intangible amoritization	N/O	55.60	57.03	57.81	61.41	57.06
Excluding merger-related and restructuring expenses, other intangible amoritization and brokerage	N-P/O-Q	51.76%	53.26	53.67	57.85	52.70

Table continued on next page.

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Wachovia 3Q06 Quarterly Earnings Report

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

Reconciliation of Certain Non-GAAP Financial Measures

		2006			2005
(In millions, except per share data)	*	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Operating leverage
Operating leverage (GAAP)		$1	180	436	(312)	92
Merger-related and restructuring expenses (GAAP)		15	(45)	10	(25)	(8)

Operating leverage, excluding merger-related and restructuring expenses		16	135	446	(337)	84
Other intangible amortization (GAAP)		(8)	7	(2)	(6)	(7)

Operating leverage, excluding merger-related and restructuring expenses, and other intangible amoritization		$8	142	444	(343)	77

Dividend payout ratios on common shares
Dividends paid per common share	R	$0.56	0.51	0.51	0.51	0.51

Diluted earnings per common share (GAAP)	S	$1.17	1.17	1.09	1.09	1.06
Merger-related and restructuring expenses (GAAP)		0.02	0.01	0.03	0.02	0.03
Other intangible amortization (GAAP)		0.04	0.04	0.04	0.04	0.04
Discontinued operations (GAAP)		—	—	—	(0.14)	—

Diluted earnings per common share, excluding merger-related and restructuring expenses, other intangible amoritization and discontinued operations	T	$1.23	1.22	1.16	1.01	1.13

Dividend payout ratios
GAAP	R/S	47.86%	43.59	46.79	46.79	48.11
Excluding merger-related and restructuring expenses, other intangible amoritization and discontinued operations	R/T	45.53%	41.80	43.97	50.50	45.13

*	The letters included in the column are provided to show how the various ratios presented in the tables on pages 38 through 41 are calculated. For example, return on average assets on a GAAP basis is calculated by dividing net income (GAAP) by average assets (GAAP) (i.e., A/H), and annualized where appropriate.

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Wachovia 3Q06 Quarterly Earnings Report

Cautionary Statement

The foregoing materials and management’s discussion of them may contain, among other things, certain forward-looking statements with respect to Wachovia, as well as the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of Wachovia, including, without limitation, (i) statements relating to certain of Wachovia’s goals and expectations with respect to earnings, earnings per share, revenue, expenses, and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, (ii) statements relating to the benefits of the merger between Wachovia and Golden West Financial Corporation completed October 1, 2006 (the “Golden West Merger”), (iii) statements relating to the benefits of the acquisition by Wachovia of Westcorp and WFS Financial, completed on March 1, 2006 (the “Westcorp Transaction” and together with the Golden West Merger, the “Mergers”), (iv) statements with respect to Wachovia’s plans, objectives, expectations and intentions and other statements that are not historical facts, and (v) statements preceded by, followed by or that include the words “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “probably”, “potentially”, “projects”, “outlook” or similar expressions. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond Wachovia’s control). The following factors, among others, could cause Wachovia’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements: (1) the risk that the businesses involved in the Mergers will not be integrated successfully or such integrations may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the Mergers may not be fully realized or realized within the expected time frame; (3) revenues following the Mergers may be lower than expected; (4) deposit attrition, customer attrition, operating costs, and business disruption following the Mergers, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) enforcement actions by governmental agencies that are not currently anticipated; (6) the strength of the United States economy in general and the strength of the local economies in which Wachovia conducts operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on Wachovia’s loan portfolio and allowance for loan losses; (7) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (8) inflation, interest rate, market and monetary fluctuations; (9) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on Wachovia’s capital markets and capital management activities, including, without limitation, its mergers and acquisition advisory business, equity and debt underwriting activities, private equity investment activities, derivative securities activities, investment and wealth management advisory businesses, and brokerage activities; (10) adverse changes in the financial performance and/or condition of Wachovia’s borrowers which could impact the repayment of such borrowers’ outstanding loans; (11) the impact of changes in accounting principles; and (12) the impact on Wachovia’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional information with respect to factors that may cause actual results to differ materially from those contemplated by such forward-looking statements is included in the reports filed by Wachovia with the Securities and Exchange Commission, including its Current Report on Form 8-K dated October 16, 2006.

Wachovia cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the Mergers or other matters and attributable to Wachovia or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Wachovia does not undertake any obligation to update any forward-looking statement, whether written or oral.

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